
                                                   Registration No.333-_________
      As filed with the Securities and Exchange Commission on March 9, 1999


                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                        ______________________________________

                                      FORM S-4
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933

                                AMC ENTERTAINMENT INC.
               (Exact name of registrant as specified in its charter)

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
           DELAWARE                             7832                43-1304369
(State or other jurisdiction of  (Primary Standard Industrial    (I.R.S. employer
incorporation or organization)    Classification Code Number)   identification number)

                                 106 West 14th Street
                           Kansas City, Missouri 64105-1977
                                    (816) 221-4000

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Peter C. Brown
          Co-Chairman of the Board, President and Chief Financial Officer
                               AMC Entertainment Inc.
                                106 West 14th Street
                          Kansas City, Missouri 64105-1977
                                   (816) 221-4000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  WITH COPIES TO:
                               Raymond F. Beagle, Jr.
                                Lathrop & Gage L.C.
                                2345 Grand Boulevard
                            Kansas City, Missouri 64108
                                   (816) 460-5834

     Approximate date of commencement of proposed sale to the public:
As Soon as Practicable after the Effective Date of this Registration Statement.

     If the Securities registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / .

-------------------------------------------------------------------------------
     If this form is a post-effective amendment filed pursuant to Rule 462(d)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / / .
                            ---------------------------------------------------
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                           CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
    Title Of Each Class Of     Amount to Be      Proposed Maximum          Proposed Maximum          Amount of
 Securities To Be Registered    Registered    Offering Price Per Unit  Aggregate Offering Price   Registration Fee
--------------------------------------------------------------------------------------------------------------------
 9-1/2% Exchange Senior
 Subordinated Notes due 2011   $225,000,000            100%                  $225,000,000             $62,550
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration
Statement shall become effective on such date as the Securities and Exchange
Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


          (Subject to Completion, dated March 9, 1999)

PROSPECTUS

                          OFFER TO EXCHANGE ALL OUTSTANDING

               9-1/2% SENIOR SUBORDINATED NOTES DUE FEBRUARY 1, 2011
                   $225,000,000 PRINCIPAL AMOUNT OUTSTANDING FOR
          9-1/2% EXCHANGE SENIOR SUBORDINATED NOTES DUE FEBRUARY 1, 2011 OF

                               AMC ENTERTAINMENT INC.

     We offer to exchange up to $225,000,000 aggregate principal amount of our 9-1/2% Exchange Senior Subordinated Notes due February 1, 2011 (the "Exchange Notes"), which are registered under the Securities Act of 1933, for an equal principal amount of our outstanding 9-1/2% Senior Subordinated Notes due February 1, 2011 which were issued on January 27, 1999 in a private sale (the "Initial Notes"). We refer to the Exchange Notes and the Initial Notes together as the "Notes."

                             TERMS OF THE EXCHANGE OFFER

- The Exchange Offer expires at ____ p.m., New York City time, on ________, 1999, unless extended.

- The Exchange Offer is subject to certain customary conditions, which we may waive.

- The Exchange Offer is not conditioned upon any minimum principal balance of the Initial Notes being tendered for exchange.

- You may withdraw tenders of Initial Notes at any time before the Exchange Offer expires.

- All Initial Notes that are validly tendered and not withdrawn will be exchanged for Exchange Notes.

- Initial Notes may only be tendered in denominations of $1,000 and integral multiples thereof.

- We will not receive any proceeds from, and no underwriter is being used in connection with, the Exchange Offer.

- The terms of the Exchange Notes are substantially identical to the terms of the Initial Notes, except that the Exchange Notes will not have any transfer restrictions or registration rights.

-    The Exchange Notes will not be listed on any exchange or quoted on NASDAQ.


     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date (as defined herein) and ending on the close of business one year after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution".

     BEFORE PARTICIPATING IN THIS EXCHANGE OFFER, PLEASE REFER TO THE SECTION IN THIS PROSPECTUS ENTITLED "RISK FACTORS" BEGINNING ON PAGE 12.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Initial Notes or the Exchange Notes or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this Prospectus is _________, 1999.

     You should rely only on the information contained and incorporated by reference in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this Prospectus is accurate as of any date other than the date on the front of this Prospectus.

                              TABLE OF CONTENTS


                                                                    PAGE
                                                                    ----
Additional Information . . . . . . . . . . . . . . . . . . . . .    (ii)
Documents Incorporated by Reference. . . . . . . . . . . . . . .   (iii)
Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1
Selected Financial Data. . . . . . . . . . . . . . . . . . . . .       9
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . .      12
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . .      21
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . .      21
Management of the Company. . . . . . . . . . . . . . . . . . . .      22
The Exchange Offer . . . . . . . . . . . . . . . . . . . . . . .      25
Description of Exchange  Notes . . . . . . . . . . . . . . . . .      35
Certain Federal Income Tax Consequences. . . . . . . . . . . . .      56
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . .      59
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . .      60
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .      60

                                     (i)

                               ADDITIONAL INFORMATION

     This Prospectus incorporates by reference documents containing important business and financial information that are not presented in or delivered with this Prospectus. You may obtain copies of such documents without charge, other than exhibits to such documents that are not specifically incorporated by reference herein, by making written or oral request to: AMC Entertainment Inc.,
Attention: Ms. Nancy L. Gallagher, Vice President and Secretary, 106 West 14th Street, Kansas City, Missouri 64105-1977 (telephone: (816) 221-4000). IN ORDER TO ASSURE TIMELY DELIVERY, YOU SHOULD MAKE SUCH REQUEST NO LATER THAN ________, 1999, WHICH IS FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER.

     We are subject to the informational requirements of the Exchange Act and, in accordance therewith, file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Proxy Statement and other reports and information with the Securities and Exchange Commission. Such reports and other information can be inspected and copied at prescribed rates at the public reference facilities mentioned below.

     You may read and copy any materials we file without charge at, or obtain copies upon payment of prescribed fees from, the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Commission's Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file documents with the Commission, including the Company, and the address is http://www.sec.gov.

     Our Common Stock is listed on the American Stock Exchange and is also listed on the Pacific Stock Exchange. Our periodic reports and proxy statements filed under the Exchange Act as well as other information about us can be requested at the American Stock Exchange, 86 Trinity Place, New York, New York 10086 and at the Pacific Stock Exchange, 301 Pine Street, Suite 1104, San Francisco, California 94104.

     We have filed a registration statement on Form S-4 under the Securities Act with the Commission with respect to the Exchange Notes offered by this Prospectus, The Commission's rules and regulations permit us to omit from the Prospectus certain information contained in the registration statement. For additional information with respect to us and the Exchange Notes, we refer you to the registration statement, including its exhibits and the financial statements, notes and schedules filed as a part of the registration statement or incorporated by reference to it. You may read and copy the registration statement at the public reference facilities mentioned above.


                         DOCUMENTS INCORPORATED BY REFERENCE

     The following documents and other materials, which we have filed with the Securities and Exchange Commission, are incorporated herein and specifically made a part of this Prospectus by this reference:

          (1) Annual Report on Form 10-K for the fiscal year ended April 2, 1998, as amended;

          (2) Quarterly Reports on Form 10-Q for the quarters ended July 2, 1998, October 1, 1998 and December 31, 1998;

          (3) Proxy Statement for the Annual Meeting of Stockholders filed on October 20, 1998 and

          (4) Current Reports on Form 8-K filed on July 17, 1998, August 5, 1998, September 11, 1998, January 15, 1999 and January 25, 1999.

     In addition, all documents that we may file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the termination of any offering of securities made by this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents with the Securities and Exchange Commission. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be

                                     (ii)
incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement of which this Prospectus is a part or to the documents incorporated by reference, each such statement being qualified in all respects by such reference.



                                  (iii)

                                       SUMMARY

     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE SECTION ENTITLED "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND THE RELATED NOTES TO THOSE STATEMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE TENDERING YOUR INITIAL NOTES FOR EXCHANGE.

     EXCEPT AS OTHERWISE REQUIRED BY THE CONTEXT, REFERENCES IN THIS PROSPECTUS TO "WE," "US," "OUR," THE "ISSUER", THE "COMPANY" OR "AMCE" REFER TO THE COMBINED BUSINESS OF AMC ENTERTAINMENT INC. AND ALL OF ITS SUBSIDIARIES. THE TERM "AMC" REFERS TO THE COMPANY'S SUBSIDIARY, AMERICAN MULTI-CINEMA, INC. THE TERM "YOU" REFERS TO AN OWNER OF THE INITIAL NOTES TO WHOM THE EXCHANGE OFFER IS BEING MADE.

     CERTAIN INFORMATION CONTAINED IN THIS SUMMARY AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING INFORMATION WITH RESPECT TO OUR EXPECTED OPERATIONS, EXPECTED FINANCIAL RESULTS, COST SAVINGS, PLANS AND STRATEGY FOR OUR BUSINESS AND RELATED FINANCING, ARE FORWARD-LOOKING STATEMENTS. YOU SHOULD SEE "RISK FACTORS" FOR A DISCUSSION OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS.

                                     THE COMPANY

     We are one of the leading theatrical exhibition companies in North America, based on revenues. In the fiscal year ended April 2, 1998, we had revenues of $846,795,000. As of December 31, 1998, we operated 239 theatres with a total of 2,748 screens located in 23 states, the District of Columbia, Portugal, Japan, Spain, China (Hong Kong) and Canada. Approximately 59% of our screens are located in California, Florida, Texas, Arizona and Missouri, and approximately 69% of our domestic screens are located in areas among the 20 largest "Designated Market Areas" (television market areas as defined by Nielsen Media Research).

     We are an industry leader in the development and operation of "megaplex" and "multiplex" theatres, primarily in large metropolitan markets. Megaplexes are theatres with predominantly stadium-style seating (seating with an elevation between rows to provide unobstructed viewing) and other amenities to enhance the movie-going experience. Multiplexes are theatres generally without stadium-style seating. All but two of our megaplexes have 14 or more screens. We believe that our strategy of developing megaplexes has prompted the current theatrical exhibition industry trend in the United States and Canada toward the development of larger theatre complexes. This trend has accelerated the obsolescence of many existing movie theatres, including certain multiplexes, by setting new standards for moviegoers, who have demonstrated their preference for the more attractive surroundings, wider variety of films, better customer services and more comfortable seating typical of megaplexes.

     In addition to providing a superior entertainment experience, megaplexes generally realize economies of scale by serving more patrons from common support facilities. This spreads costs over a higher revenue base. Our megaplexes have consistently ranked among our top grossing facilities on a per screen basis and many are among the top grossing theatres in North America. During the thirty-nine weeks ended December 31, 1998, attendance per screen on an annualized basis at our megaplexes was 71,000 compared to 54,300 for our multiplexes. In addition, during this thirty-nine week period, average revenue per patron at our megaplex theatres was $6.93 compared to $6.18 for our multiplex theatres, and operating cash flow before rent of our megaplex theatres was 36.4% of the total revenues of such theatres, whereas operating cash flow before rent of our multiplex theatres was 33.2% of the total revenues of such theatres. (Operating cash flow before rent excludes non-theatre level revenues and expenses, including all corporate overhead. We use operating cash flow before rent as an internal statistic to measure theatre level performance.)

     Our initial five megaplexes, which were opened during fiscal 1996, exceeded our expectations for attendance per screen. We believe this resulted from, among other factors, the newness of the concept and the lack of competition in the markets where the initial megaplexes were opened. Subsequent megaplexes have generated, and those planned to be opened in the future are expected to generate, lower attendance per screen than the initial five megaplexes.

     As of December 31, 1998, 1,314 screens, or 47.8% of our total screens, were located in megaplexes and our average number of screens per theatre was
11.5. The average number of screens per theatre for the ten largest North American theatrical exhibition companies (based on number of screens) was 7.2 and the average for all North American theatrical exhibition companies was 6.1, based on the listing of exhibitors in the National Association of Theatre Owners 1998-99 Encyclopedia of Exhibition, as of May 1, 1998. As of May 1, 1998, our average number of screens per theatre was 10.7.

     We continually upgrade our theatre circuit by opening new theatres (primarily megaplexes), adding new screens to existing theatres and selectively closing or disposing of unprofitable multiplexes. From April 1996 through December 31, 1998, we opened 56 new theatres with 1,205 screens, representing 43.9% of our current number of screens, acquired four multiplexes with 29 screens, added 44 screens to existing theatres and closed or disposed of 47 theatres with 249 screens. Of the 1,205 screens opened during the period, 1,172 screens were located in a total of 52 megaplexes. As of December 31, 1998, we had 10 megaplexes under construction with a total of 242 screens.

     Our revenues are generated primarily from box office admissions and our theatre concessions sales, which accounted for 65% and 30%, respectively, of our fiscal 1998 revenues. The balance of our revenues are generated primarily by our on-screen advertising business, video games located in theatre lobbies and the rental of theatre auditoriums.

     Our principal subsidiaries are American Multi-Cinema, Inc., AMC Entertainment International, Inc., National Cinema Network, Inc. and AMC Realty, Inc. All of our domestic theatrical exhibition business is conducted through American Multi-Cinema, Inc. We are developing theatres in international markets through AMC Entertainment International, Inc. and its subsidiaries. We engage in the on-screen advertising business through National Cinema Network, Inc. Our real estate activities are conducted through AMC Realty, Inc. and its subsidiaries.

     The Company's predecessor was founded in Kansas City, Missouri in 1920 by the father of Mr. Stanley H. Durwood, the current Co-Chairman of the Board and Chief Executive Officer of the Company.

     The Company is a Delaware corporation with its principal executive offices located at 106 West 14th Street, Kansas City, Missouri 64105-1977. Its telephone number at such address is (816) 221-4000.

BUSINESS STRATEGY

     Our strategy is to expand our theatre circuit primarily by developing new megaplexes in major markets in the United States and select international markets. Most of our new theatres will be megaplexes which we will equip with SONY Dynamic Digital Sound-TM- (SDDS-TM-) and AMC LoveSeat-Registered Trademark-style seating (plush, high-backed seats with retractable armrests). Other amenities may include auditoriums with TORUS-TM- Compound Curved Screens and High Impact Theatre Systems-TM- (HITS-TM-), which enhance picture and sound quality, respectively.

     Our strategy of establishing megaplexes enhances attendance and concessions sales by enabling us to exhibit concurrently a variety of motion pictures attractive to different segments of the movie-going public. Megaplexes also allow us to match a particular motion picture's attendance patterns to the appropriate auditorium size (ranging from approximately 90 to 450 seats), thereby extending the run of a motion picture and providing superior theatre economics. We believe that megaplexes enhance our ability to license commercially popular motion pictures and to economically access prime real estate sites due to our desirability as an anchor tenant.

     We believe that the megaplex format has started a new replacement cycle for the industry. The new format raises moviegoers' expectations by providing superior viewing lines, comfort, picture and sound quality as well as increased choices of films and start times. We believe that consumers will increasingly choose theatres based on the quality of the movie-going experience rather than simply upon the location of the theatre. As a result, we believe that older, smaller theatres will ultimately become obsolete when a megaplex opens in their market area.

     We believe that significant market opportunities exist for development of modern megaplexes in select international markets. The theatrical exhibition business has become increasingly global, and box office receipts from international markets exceed those of the U.S. market. In addition, the production and distribution of feature films and demand for American motion pictures are increasing in many countries. We believe that our experience in developing and operating megaplexes provides us with a significant advantage in developing megaplexes in international markets, and we intend to utilize this experience, as well as our existing relationships with domestic motion picture studios, to enter select international markets. Our strategy in these markets is to operate leased theatres. Presently our activities in international markets are directed toward Japan, Spain, China (Hong Kong) and Canada.

     We fund the costs of constructing new theatres through internally generated cash flow or borrowed funds. We generally lease our theatres pursuant to long-term non-cancelable operating leases requiring the developer, who owns the property, to reimburse us for a portion of the construction costs. However, we may decide to own the real estate assets of new theatres and, following construction, sell and leaseback the real estate assets pursuant to long-term non-cancelable operating leases. A recent accounting pronouncement, EITF 97-10, will require us to record future operating lease commitments as lease financing obligations on our balance sheet unless we change the manner in which we contract for the construction of theatres. Historically, we have owned and paid for the equipment necessary to fixture a theatre; however, recently we entered into a master lease agreement for up to $25 million of equipment necessary to fixture certain theatres. In the third and fourth quarters of fiscal 1998, we engaged in transactions with Entertainment Properties Trust, a real estate investment trust, pursuant to which we sold to and leased back from Entertainment Properties Trust the real estate assets associated with 13 megaplexes (the "Sale and Leaseback Transaction") and granted an option to purchase and lease back the real estate assets associated with one additional megaplex. We also granted Entertainment Properties Trust, for a period of five years subsequent to November 1997, a right of first refusal and first offer to purchase and lease back to us any other real estate assets associated with megaplexes owned or ground leased by us or our subsidiaries, exercisable upon our intended disposition of such property.

     Through our wholly-owned subsidiary, AMC Realty, Inc., and its subsidiaries, we are involved in the pre-development of complementary entertainment and retail properties adjacent to some of our megaplexes. We believe that in doing this, we will create environments that will enhance the entertainment experience for our movie-going patrons, thus improving the performance of our theatres. AMC Realty, Inc.'s subsidiaries presently are involved in the pre-development of several retail/entertainment projects, including a project in downtown Kansas City, Missouri known as the "Power and Light District-Registered Trademark-."

THEATRICAL EXHIBITION INDUSTRY OVERVIEW

     Motion picture theatres are the primary initial distribution channel for new motion picture releases, and we believe that the theatrical success of a motion picture is often the most important factor in establishing its value in the cable television, videocassette and other ancillary markets. We also believe that the emergence of new motion picture distribution channels has not adversely affected attendance at theatres and that these distribution channels do not provide an experience comparable to that of viewing a movie in a theatre. We believe that the public will continue to recognize the advantages of viewing a movie on a large screen with superior audio and visual quality, while enjoying a variety of concessions and sharing the experience with a larger audience.

     Annual domestic theatre attendance has averaged approximately one billion persons since the early 1960s. Since 1988, the industry has experienced significant growth, with attendance increasing at a 3.5% compound growth rate over the period. During 1998, estimated domestic attendance was 1.5 billion. Variances in year-to-year attendance are primarily related to the overall popularity and supply of motion pictures.

     The theatrical exhibition industry in North America is comprised of over 500 exhibitors, approximately 280 of which operate four or more screens. According to the Motion Pictures Association of America, the number of indoor screens in the United States was 30,825 at the end of 1997. Based on the May 1, 1997 listing of exhibitors in the National Association of Theatre Owners 1997-98 Encyclopedia of Exhibition, we believe that the ten largest exhibitors (in terms of number of screens) operated approximately 50% of such number of screens, with no one exhibitor operating more than ten percent of the total screens. Information concerning the ten largest exhibitors does not reflect changes in screens operated by them between the date of the National Association of Theatre Owners information and the date of the Motion Pictures Association of America information.

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                                 THE EXCHANGE OFFER

REGISTRATION RIGHTS         We issued the Initial Notes on January 27,
AGREEMENT . . . . . . .     1999 to Salomon Smith Barney and
                            NationsBank Montgomery Securities LLC (the
                            "Initial Purchasers").  The Initial
                            Purchasers placed the Initial Notes with
                            qualified institutional buyers and non-
                            U.S. persons in transactions exempt from
                            the registration requirements of the
                            Securities Act and applicable state
                            securities laws.  In connection with this
                            private placement, we entered into a
                            registration rights agreement with the
                            Initial Purchasers, which provides, among
                            other things, for the Exchange Offer. See
                            "The Exchange Offer."

THE EXCHANGE OFFER  . .     We are offering Exchange Notes in exchange
                            for an equal principal amount of Initial
                            Notes. As of this date, there is
                            $225,000,000 aggregate principal amount of
                            Initial Notes outstanding.  Initial Notes
                            may be tendered only in integral multiples
                            of $1,000.

RESALE OF EXCHANGE NOTES    We believe that the Exchange Notes issued
                            in the Exchange Offer may be offered for
                            resale, resold or otherwise transferred by
                            you without compliance with the
                            registration and prospectus delivery
                            provisions of the Securities Act, provided
                            that:

                            -    you are acquiring the Exchange Notes
                                 in the ordinary course of your
                                 business;

                            -    you are not participating, do not
                                 intend to participate, and have no
                                 arrangement or understanding with any
                                 person to participate, in the
                                 distribution of the Exchange Notes;
                                 and

                            -    you are not an "affiliate" of ours.

                            If any of the foregoing are not true and you transfer any Exchange Note without registering such Exchange Note and delivering a prospectus meeting the requirements of the Securities Act, or without an exemption from registration of your Exchange Notes from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

                            Each broker-dealer that receives Exchange
                            Notes for its own account in exchange for Initial Notes that were acquired by such broker-dealer as a result of market making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. A broker-dealer may use this Prospectus for an offer to resell, a resale or any other retransfer of the Exchange Notes. See
                            "The Exchange Offer--Effect of the
                            Exchange Offer" and "Plan of
                            Distribution."

CONSEQUENCES OF FAILURE     If you do not exchange your Initial Notes
TO EXCHANGE INITIAL         for Exchange Notes, you will no longer be
NOTES . . . . . . . . .     able to compel us to register the Initial
                            Notes under the Securities Act.  In
                            addition, you will not be able to offer or
                            sell the Initial Notes unless they are
                            registered under the Securities Act (and
                            we will have no obligation to register
                            them, except for some limited exceptions),
                            or unless you offer or sell them under an
                            exemption from the requirements of, or a
                            transaction not subject to, the Securities
                            Act. See "Risk Factors-- Failure to
                            Participate in the Exchange Offer Will
                            Have Adverse Consequences" and "The
                            Exchange Offer--Effect of the Exchange
                            Offer."

                                     4


EXPIRATION OF THE           The Exchange Offer will expire at 5:00
EXCHANGE OFFER  . . . .     p.m., New York City time, on
                            ____________, 1999 (the "Expiration
                            Date"), unless we decide to extend the
                            Expiration Date.

CONDITIONS TO THE           The Exchange Offer is not subject to any
EXCHANGE OFFER  . . . .     condition other than certain customary
                            conditions, including that:

                            -    the Exchange Offer does not violate
                                 any applicable law or applicable
                                 interpretation of law of the staff of
                                 the SEC;

                            -    no litigation materially impairs our
                                 ability to proceed with the Exchange
                                 Offer;

                            -    no change or prospective change in
                                 our business or financial affairs
                                 materially impairs our ability to
                                 proceed with the Exchange Offer or
                                 materially impairs the contemplated
                                 benefits of the Exchange Offer to us;
                                 and

                            -    we obtain all the governmental
                                 approvals we deem necessary for the
                                 Exchange Offer.

                            See "The Exchange Offer--Certain
                            Conditions to the Exchange Offer.

PROCEDURES FOR TENDERING    If you wish to accept the Exchange Offer,
INITIAL NOTES . . . . .     you must complete, sign and date the
                            Letter of Transmittal, or a facsimile of
                            the Letter of Transmittal, and transmit it
                            together with all other documents required
                            by the Letter of Transmittal (including
                            the Initial Notes to be exchanged) to The
                            Bank of New York, as exchange agent (the
                            "Exchange Agent") at the address set forth
                            on the cover page of the Letter of
                            Transmittal.  In the alternative, you can
                            tender your Initial Notes by following the
                            procedures for book-entry transfer, as
                            described in this document.  For more
                            information on accepting the Exchange
                            Offer and tendering your Initial Notes,
                            see "The Exchange Offer--Procedures for
                            Tendering" and"--Book-Entry Transfer."

GUARANTEED DELIVERY         If you wish to tender your Initial Notes
PROCEDURES  . . . . . .     and you cannot get your required documents
                            to the Exchange Agent by the Expiration
                            Date, you may tender your Initial Notes
                            according to the guaranteed delivery
                            procedure under the heading "The Exchange
                            Offer--Guaranteed Delivery Procedures."

SPECIAL PROCEDURE FOR       If you are a beneficial holder whose
BENEFICIAL HOLDERS  . .     Initial Notes are registered in the name
                            of a broker, dealer, commercial bank,
                            trust company, or other nominee and you
                            wish to tender your Initial Notes in the
                            Exchange Offer, you should contact the
                            registered holder promptly and instruct
                            the registered holder to tender your
                            Initial Notes on your behalf.  If you are
                            a beneficial holder and you wish to tender
                            your Initial Notes on your own behalf, you
                            must, prior to delivering the Letter of
                            Transmittal and your Initial Notes to the
                            Exchange Agent, either make appropriate
                            arrangements to register ownership of your
                            Initial Notes in your own name or obtain a
                            properly completed bond power from the
                            registered holder.  The transfer of
                            registered ownership may take considerable
                            time.  See "The Exchange Offer--Procedures
                            for Tendering" and "--Book Entry Transfer.

WITHDRAWAL RIGHTS . . .     You may withdraw the tender of your
                            Initial Notes at any time prior to 5:00
                            p.m., New York City time, on the
                            Expiration Date.  To withdraw, you must
                            send a written or facsimile transmission
                            of your notice of withdrawal to the
                            Exchange Agent at its address set forth
                            herein under "The Exchange
                            Offer--Withdrawal of Tenders" by 5:00
                            p.m., New York City time, on the
                            Expiration Date.

                                     5


ACCEPTANCE OF INITIAL       Subject to certain conditions, we will
NOTES AND DELIVERY OF       accept all Initial Notes that are properly
EXCHANGE NOTES  . . . .     tendered in the Exchange Offer and not
                            withdrawn prior to 5:00 p.m., New York
                            City time, on the Expiration Date.  We
                            will deliver the Exchange Notes promptly
                            after the Expiration Date.  See "The
                            Exchange Offer--Acceptance of Initial
                            Notes for Exchange; Delivery of Echange
                            Notes."

TAX CONSIDERATIONS  . .     We believe that the exchange of Initial
                            Notes for Exchange Notes will not be a
                            taxable exchange for federal income tax
                            purposes, but you should consult your tax
                            adviser about the tax consequences of this
                            exchange.  See "Certain U.S. Federal
                            Income Tax Consequences."

EXCHANGE AGENT  . . . .     The Bank of New York is serving as
                            exchange agent in connection with the
                            Exchange Offer.  The mailing address of
                            the Exchange Agent is 101 Barclay Street,
                            __________________, Attn: _____________,
                            See "The Exchange Offer--Exchange Agent."

FEES AND EXPENSES . . .     We will bear all expenses related to
                            consummating the Exchange Offer and
                            complying with the Registration Rights
                            Agreement.  See "The Exchange Offer--Fees
                            and Expenses."

USE OF PROCEEDS . . . .     We will not receive any cash proceeds from
                            the issuance of the Exchange Notes.  We
                            used the proceeds from the sale of the
                            Initial Notes to reduce outstanding
                            borrowings under our Credit Facility.  See
                            "Use of Proceeds."

                                     6



                   SUMMARY DESCRIPTION OF EXCHANGE NOTES

NOTES OFFERED . . . . . . .   $225,000,000 principal amount of 9-1/2%
                              Exchange Senior Subordinated Notes due
                              2011 of AMC Entertainment Inc.

ISSUER  . . . . . . . . . .   AMC Entertainment Inc.


MATURITY DATE . . . . . . .   February 1, 2011.

INTEREST PAYMENT DATES  . .   February 1 and August 1 of each year,
                              commencing August 1, 1999.


OPTIONAL REDEMPTION . . . .   We may redeem the Exchange Notes at our
                              option, in whole or in part, at any time
                              on or after, February 1, 2004 at 104.75%
                              of the principal amount thereof,
                              declining ratably to 100.00% of the
                              principal amount thereof on or after
                              February 1, 2007, plus in each case
                              interest accrued to the redemption date.

CHANGE OF CONTROL . . . . .   Upon a Change of Control (as defined
                              herein), you as a holder of the Exchange
                              Notes will have the right to require us
                              to repurchase the Exchange Notes at a
                              price equal to 101% of the principal
                              amount thereof plus accrued and unpaid
                              interest to the date of repurchase. See
                              "Description of Notes--Change of
                              Control."

SINKING FUND  . . . . . . .   None.

RANKING . . . . . . . . . .   The Exchange Notes will be unsecured
                              senior subordinated indebtedness ranking
                              PARI PASSU with all of our other existing
                              and future senior subordinated
                              indebtedness. The payment of all
                              obligations in respect of the Exchange
                              Notes will be subordinated, as set forth
                              herein, in right of payment to the prior
                              payment in full in cash or Cash
                              Equivalents of all Senior Indebtedness
                              (as defined herein). As of December 31,
                              1998, after giving pro forma effect to
                              the offering of the Initial Notes and the
                              application of the estimated net proceeds
                              therefrom as described in "Use of
                              Proceeds", we would have had
                              $83.1 million of Senior Indebtedness and
                              $199.0 million of PARI PASSU indebtedness
                              outstanding. In addition, the Exchange
                              Notes will be effectively subordinated to
                              all liabilities of our Subsidiaries (as
                              defined herein). As of December 31, 1998,
                              our Subsidiaries had $259.9 million of
                              liabilities, including trade payables but
                              excluding:
                                 -    intercompany obligations;
                                 -    liabilities under guarantees of
                                      our obligations; and
                                 -    obligations under operating
                                      leases and other obligations
                                      not reflected in our
                                      consolidated financial
                                      statements.

                                     7


CERTAIN COVENANTS . . . . .   The Indenture contains certain covenants
                              that, among other things, restrict our
                              ability and the ability of our
                              Subsidiaries to:
                                 -    incur additional indebtedness;
                                 -    pay dividends or make
                                      distributions in respect of
                                      capital stock;
                                 -    purchase or redeem capital
                                      stock;
                                 -    enter into transactions with
                                      certain affiliates;
                                 -    become liable for any
                                      indebtedness that is
                                      subordinate or junior in right
                                      of payment to any Senior
                                      Indebtedness and senior in
                                      right of payment to the Notes;
                                      or
                                 -    consolidate, merge or sell all
                                      or substantially all of our
                                      assets, other than in certain
                                      transactions between one or
                                      more of our wholly-owned
                                      subsidiaries and us.
                              All of the foregoing restrictive
                              covenants will apply unless and until the
                              Fall-away Event (as defined herein)
                              occurs. In such event, we will be
                              released from our obligations to comply
                              with the restrictive covenants described
                              above, other than certain of the
                              covenants relating to mergers and a sale
                              of substantially all of our assets, as
                              well as certain other obligations. All of
                              these limitations are subject to a number
                              of important qualifications. In
                              particular, there are no restrictions on
                              our ability or the ability of our
                              Subsidiaries to prepay subordinated debt
                              or to make advances to, or invest in,
                              other entities (including unaffiliated
                              entities). See "Risk Factors--Limitations
                              of Covenants" and "Description of
                              Exchange Notes--Certain Covenants" and
                              "--Merger and Sale of Substantially All
                              Assets."

ABSENCE OF PUBLIC MARKET      The Exchange Notes will be new securities
FOR THE NOTES . . . . . . .   for which there is currently no market.
                              Although the Initial Purchasers have
                              informed us that they currently intend to
                              make a market in the Exchange Notes, they
                              are not obligated to do so, and any such
                              market making may be discontinued at any
                              time without notice. Accordingly, we
                              cannot assure you as to the development
                              or liquidity of any market for the
                              Exchange Notes.  We do not intend to
                              apply for listing of the Exchange Notes
                              on any securities exchange or for
                              quotation on the National Association of
                              Securities Dealers Automated Quotation
                              System ("NASDAQ").  In connection with
                              the issuance of the Initial Notes, we
                              arranged for the Intitial Notes to be
                              eligible for trading in the Private
                              Offering, Resale and Trading through
                              Automated Linkages Market.



                                     RISK FACTORS

     The Notes offered hereby involve a high degree of risk, and prospective purchasers should carefully consider the factors described under "Risk Factors."

                               SELECTED FINANCIAL DATA

     The following table sets forth selected data regarding the Company's five most recent fiscal years and the interim periods ended December 31, 1998 and January 1, 1998. Operating results for the interim period ended December 31, 1998 are not necessarily indicative of the results that may be expected for the entire fiscal year ending April 1, 1999. The historical financial information for each of the fiscal years specified below has been derived from the Company's consolidated financial statements for such periods. The unaudited pro forma financial information of the Company as of and for the fiscal year ended April 2, 1998 and for the interim period ended December 31, 1998 has been adjusted to give effect to the offering of the Initial Notes and the application of the net proceeds thereof to the reduction of outstanding indebtedness under the Credit Facility as described under "Use of Proceeds". Such pro forma information does not purport to represent what the Company's results of operations would have been had the offering of the Initial Notes occurred on the dates presented or to project the Company's financial position or results of operations for any future period.

                                               Pro Forma(11)          Actual           Actual       Pro Forma(11)
                                                Thirty-nine        Thirty-nine       Thirty-nine      Fifty-two
                                                Weeks Ended        Weeks Ended       Weeks Ended     Weeks Ended
                                                -----------        -----------       -----------     -----------    -------------
                                                December 31,       December 31,      January 1,        April 2,        April 2,
                                                   1998               1998             1998            1998(1)          1998(1)
                                                -----------        -----------       -----------     -----------    -------------
                                                (unaudited)        (unaudited)       (unaudited)     (unaudited)
                                                                                                  (Dollars in thousands)
SUMMARY CONSOLIDATED STATEMENT OF
  OPERATIONS:
    Total revenues                               $ 785,353         $ 785,353        $ 629,890         $ 846,795       $ 846,795
    Total cost of operations                       648,376           648,376          502,447           685,540         685,540
    General and administrative                      44,717            44,717           41,893            54,354          54,354
    Depreciation and amortization(2)                64,472            64,472           50,116            70,117          70,117
    Impairment of long-lived assets(2)                --                --             46,998            46,998          46,998
                                                 ----------        ---------        ---------         ---------       ---------
    Operating income (loss)                         27,788            27,788          (11,564)          (10,214)       (10,214)
    Interest expense                                33,622            26,217           27,520            45,303          35,679
    Investment income                                1,085             1,085              805             1,090           1,090
    Minority interest                                 --                --               --                --              --
    Gain (loss) on disposition of assets             2,259             2,259            3,360             3,704           3,704
                                                 ----------        ---------        ---------         ---------       ---------
    Earnings (loss) before income taxes
      and extraordinary item                        (2,490)            4,915          (34,919)          (50,723)       (41,099)
    Income tax provision                              (792)            1,800          (14,150)          (19,968)       (16,600)
    Extraordinary item, net of taxes(3)               --                --               --                --              --
                                                 ----------        ---------        ---------         ---------       ---------
    Net earnings (loss)                          $  (1,698)        $   3,115        $ (20,769)        $ (30,755)     $ (24,499)
                                                 ----------        ---------        ---------         ---------       ---------
                                                 ----------        ---------        ---------         ---------       ---------

    Preferred dividends                               --                --              3,849             4,846           4,846
                                                 ----------        ---------        ---------         ---------       ---------
    Net earnings (loss) for common
      shares
                                                 $  (1,698)        $   3,115        $ (24,618)        $ (35,601)     $ (29,345)
                                                 ----------        ---------        ---------         ---------       ---------
                                                 ----------        ---------        ---------         ---------       ---------
    Earnings (loss) per share before
      extraordinary item:
        Basic                                    $   (0.07)        $    0.13        $   (1.34)        $   (1.93)     $   (1.59)
        Diluted                                  $   (0.07)        $    0.13        $   (1.34)        $   (1.93)     $   (1.59)
    Earnings (loss) per share:
        Basic                                    $   (0.07)        $    0.13        $   (1.34)        $   (1.93)     $   (1.59)
        Diluted                                  $   (0.07)        $    0.13        $   (1.34)        $   (1.93)     $   (1.59)
CONSOLIDATED BALANCE SHEET DATA
  (AT PERIOD END):
    Cash, equivalents and investments            $  34,277         $  34,277        $  53,525              --        $   9,881
    Total assets                                   910,152           904,452          838,159              --          795,780
    Corporate borrowings                           457,730           452,030          378,977              --          348,990
    Capital lease obligations                       49,426            49,426           55,446              --           54,622
    Stockholders' equity                           136,605           136,605          144,269              --          139,455
OTHER FINANCIAL DATA:
    Capital expenditures                         $ 177,063         $ 177,063        $ 293,507         $ 389,217      $ 389,217
    Proceeds from sale/leasebacks                     --                --            214,300           283,800        283,800
    Rent expense                                   119,065           119,065           72,742           106,383        106,383
    Preopening expense(4)                            1,982             1,982            1,592             2,243          2,243
    Theatre closure expense(5)                       2,801             2,801             --                --              --
    EBITDA (as adjusted)(6)                         92,260            92,260           85,550           106,901        106,901
    EBITDAR(7)                                     211,325           211,325          158,292           213,284        213,284
    EBITDA margin(8)                                  11.7%             11.7%            13.6%             12.6%         12.6%
    EBITDAR margin(9)                                 26.9%             26.9%            25.1%             25.2%         25.2%
    Ratio of earnings to fixed charges(10)            --                --               --                --             --
    Net interest expense                            32,973            25,568           27,211            44,788         35,164
    Ratio of EBITDA to net interest
      expense                                        2.80x             3.61x            3.14x             2.39x          3.04x
    Ratio of EBITDAR to net interest
      expense plus rent                              1.39x             1.46x            1.58x             1.41x          1.51x
OPERATING DATA:
    Number of Megaplex theatres operated                59                59               37                44             44
    Number of Megaplex screens operated              1,314             1,314              795               987            987
    Number of Multiplex theatres operated              180               180              192               185            185
    Number of Multiplex screens operated             1,434             1,434            1,496             1,455          1,455
    Average screens per theatre                       11.5              11.5             10.0              10.7           10.7
    Attendance                                     116,734           116,734           96,887           130,021        130,021
    Theatre revenues per patron                  $    6.56         $    6.56        $    6.33         $    6.35      $    6.35


                                                               Actual Years Ended
                                                 ------------------------------------------------------------
                                                   April 3,        March 28,           March 30,         March 31,
                                                    1997(1)          1996(1)            1995(1)           1994(1)
                                                 -----------      ----------         -----------       ------------
    Total revenues                               $ 749,597         $ 655,972           $ 563,344         $ 586,300
    Total cost of operations                       580,002           491,358             432,763           446,957
    General and administrative                      56,647            52,059              41,639            40,559
    Depreciation and amortization(2)                52,572            42,087              37,913            38,048
    Impairment of long-lived assets(2)               7,231             1,799                --                --
                                                 ---------         ---------           ---------         ---------
    Operating income (loss)                         53,145            68,669              51,029            60,736
    Interest expense                                22,022            28,828              35,908            36,375
    Investment income                                  856             7,052              10,013             1,156
    Minority interest                                 --                --                  --               1,599
    Gain (loss) on disposition of assets               (84)             (222)               (156)              296
                                                 ---------         ---------           ---------         ---------
    Earnings (loss) before income taxes
      and extraordinary item                        31,895            46,671              24,978            27,412
    Income tax provision                            12,900            19,300              (9,000)           12,100
    Extraordinary item, net of taxes(3)               --             (19,350)               --                --
                                                 ---------         ---------           ---------         ---------
    Net earnings (loss)                          $  18,995         $   8,021           $  33,978         $  15,312
                                                 ---------         ---------           ---------         ---------
                                                 ---------         ---------           ---------         ---------

    Preferred dividends                              5,907             7,000               7,000               538
                                                 ---------         ---------           ---------         ---------
    Net earnings (loss) for common

      shares                                     $  13,088         $   1,021           $  26,978         $  14,774
                                                 ---------         ---------           ---------         ---------
                                                 ---------         ---------           ---------         ---------

    Earnings (loss) per share before
      extraordinary item:
        Basic                                    $    0.75         $    1.23           $    1.64         $    0.90
        Diluted                                  $    0.74         $    1.15           $    1.45         $    0.89
    Earnings (loss) per share:
        Basic                                    $    0.75         $    0.06(3)        $    1.64         $    0.90
        Diluted                                  $    0.74         $    0.34           $    1.45         $    0.89
CONSOLIDATED BALANCE SHEET DATA
  (AT PERIOD END):
    Cash, equivalents and investments            $  24,715         $  10,795           $ 140,377         $ 151,469
    Total assets                                   719,055           483,458             522,154           501,276
    Corporate borrowings                           315,072           126,150             200,222           200,149
    Capital lease obligations                       58,652            62,022              67,282            68,039
    Stockholders' equity                           170,012           158,918             157,388           130,404
OTHER FINANCIAL DATA:
    Capital expenditures                         $ 253,380         $ 120,796           $  56,403         $  10,651
    Proceeds from sale/leasebacks                     --                --                  --                --
    Rent expense                                    80,061            64,813              60,076            58,443
    Preopening expense(4)                            2,414               573                --                --
    Theatre closure expense(5)                        --                --                  --                --
    EBITDA(6)                                      112,948           112,555              88,942            98,784
    EBITDAR(7)                                     193,009           177,368             149,018           157,227
    EBITDA margin(8)                                  15.1%             17.2%               15.8%             16.8%
    EBITDAR margin(9)                                 25.7%             27.0%               26.5%             26.8%
    Ratio of earnings to fixed charges(10)           1.55x             1.81x               1.42x             1.48x
    Net interest expense                            21,453            22,337              27,904            34,206
    Ratio of EBITDA to net interest
      expense                                        5.26x             5.04x               3.19x             2.89x
    Ratio of EBITDAR to net interest
      expense plus rent                              1.90x             2.04x               1.69x             1.70x
OPERATING DATA:
    Number of Megaplex theatres operated                19                 5                --                --
    Number of Megaplex screens operated                379                98                --                --
    Number of Multiplex theatres operated              209               221                 232               236
    Number of Multiplex screens operated             1,578             1,621               1,630             1,603
    Average screens per theatre                        8.6               7.6                 7.0               6.8
    Attendance                                     121,391           112,794             101,536           106,240
    Theatre revenues per patron                  $    6.04         $    5.70           $    5.46         $    5.46

___________

(1) Fiscal 1997 consists of 53 weeks. All other fiscal years consist of 52 weeks.

(2) During fiscal 1998, 1997 and 1996, we recognized non-cash impairment losses on 59, 18 and 4 of our multiplexes, respectively. The estimated future cash flows of these theatres, undiscounted and without interest charges, were less than the carrying value of the theatre assets.

(3) Fiscal 1996 includes a $19.35 million extraordinary loss on early extinguishment of debt (net of income tax benefit of $13.4 million) equal to $1.17 per common share.

(4) Preopening expense is comprised of advertising and promotional expense that is incurred in connection with the opening of a new theatre. Certain other preopening costs are capitalized and amortized over a two year period. Effective April 1, 1999, all capitalized preopening costs will be written off as a cumulative effect adjustment and all future preopening costs will be expensed as incurred.

(5) Theatre closure expense relates to actual and estimated lease exit costs on five of our multiplex theatres. We expect to have additional closure expenses in the future. See "Risk Factors--Declining Multiplex Theatres."

(6) Represents net earnings (loss) plus interest, income taxes, depreciation and amortization and adjusted for impairment losses, gain (loss) on disposition of assets, equity in earnings of unconsolidated affiliates and extraordinary item. We have included EBITDA because we believe that EBITDA provides lenders and stockholders additional information for estimating our value and evaluating our ability to service debt. We believe that EBITDA is a financial measure commonly used in our industry and should not be construed as an alternative to operating income (as determined in accordance with GAAP). EBITDA, as we use the term herein, may not be comparable to EBITDA as reported by other companies. In addition, EBITDA is not intended to represent cash flow (as determined in accordance with GAAP) and does not represent the measure of cash available for discretionary uses. EBITDA as defined in the Indenture will generally be greater than as presented above. See "Description of Notes--Certain Definitions--Consolidated EBITDA."

(7)  Represents EBITDA plus rent expense.

(8)  Defined as EBITDA as a percentage of total revenues.

(9)  Defined as EBITDAR as a percentage of total revenues.

(10) We had a deficiency of earnings to fixed charges for the thirty-nine weeks ended December 31, 1998 and January 1, 1998 and the fiscal year ended April 2, 1998 of $427,000, $40.06 million and $48.48 million, respectively. Earnings consist of income (loss) before taxes, plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, amortization of debt issuance cost, and one-third of rent expense on operating leases treated as representative of the interest factor attributable to rent expense. On a pro form a basis after giving effect to the offering of the Initial Notes as though such transaction had occurred at the beginning of the period, we had a deficiency of earnings to fixed charges for the thirty-nine weeks ended December 31, 1998 and the fiscal year ended April 2, 1998 of $7.83 million and $58.10 million, respectively.

(11) The pro forma Statement of Operations Data for the thirty-nine weeks ended December 31, 1998 and for the fiscal year ended April 2, 1998 give effect to the offering of the Initial Notes as though such transaction had occurred at the beginning of the period. The pro forma balance sheet data gives effect to such transaction as though it had occurred on December 31, 1998. The pro forma Statement of Operations Data includes the addition to interest expense for the issuance of the 9-1/2% Senior Subordinated Notes due 2011, including amortization of debt issuance costs, and the reduction of interest expense associated with the reduction of outstanding indebtedness under the Credit Facility from the net proceeds from the offering of the Initial Notes. If such offering had occurred on April 4, 1997, the excess proceeds would have been available for investment. Interest income from this use of proceeds would have been approximately $937,000 for the thirty-nine weeks ended December 31, 1998 (assuming a rate of 5.0%) and $1.76 million for the year (52 weeks) ended April 2, 1998 (assuming a rate of 5.1%).

                                     RISK FACTORS

     AN INVESTMENT IN THE NOTES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN DECIDING WHETHER TO INVEST IN THE NOTES. THIS PROSPECTUS AND DOCUMENTS INCORPORATED BY REFERENCE HEREIN CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW.

FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER WILL HAVE ADVERSE CONSEQUENCES

     If you do not exchange your Initial Notes for Exchange Notes pursuant to the Exchange Offer, you will continue to be subject to the restrictions on transfer of your Initial Notes, as set forth in the legend on your Initial Notes. The restrictions on transfer of your Initial Notes arise because we sold the Initial Notes in a private offering. In general, the Initial Notes may not be offered or sold, unless registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, such requirements. We do not intend to register the Initial Notes under the Securities Act.

     After completion of the Exchange Offer, holders of Initial Notes who do not tender their Initial Notes in the Exchange Offer will no longer be entitled to any exchange or registration rights under the Registration Rights Agreement, except under limited circumstances.

     If you exchange your Initial Notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Initial Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Initial Notes would be adversely affected. See "The Exchange Offer."

SUBSTANTIAL OBLIGATIONS; NEED FOR ADDITIONAL CAPITAL

     We had approximately $501 million of indebtedness outstanding as of December 31, 1998, including approximately $199 million of our 9-1/2% Senior Subordinated Notes due 2009 (the "9-1/2% Notes due 2009"), $253 million under our Credit Facility and $49.4 million in capitalized leases. We also have significant rental obligations under operating leases, the incurrence of which are not restricted under the Indenture. As of April 2, 1998, the undiscounted base rentals over the lives of such leases (with initial base terms ranging generally from 13 to 25 years) were over $2.4 billion.

     Our business plan requires that we make substantial capital expenditures. See "--Substantial Capital Expenditures; Uncertainty of Theatre Development." We intend to finance a substantial portion of these expenditures by borrowing. The total commitment under the Credit Facility is $425 million, but the facility contains covenants that limit our ability to incur debt (whether under the Credit Facility or from other sources). Under one of these covenants, our compliance with, and the amount of additional borrowing capacity under, the Credit Facility is determined as of the end of each quarter, based on "net indebtedness" at the end of the quarter and our "Consolidated EBITDA" during the previous four quarters, as such terms are
defined in the Credit Facility.   As of December 31, 1998, after giving
effect to the use of the net proceeds of the offering of the Initial Notes, we could have had approximately $650 million in net indebtedness under this covenant and therefore would have had available approximately $183 million additional borrowing capacity under the Credit Facility. This amount is substantially less than we would need to fund our expansion program. Furthermore, based on our performance to date during the fourth quarter, unless we amend our Credit Facility we expect that the total amount of net indebtedness which we could have at April 1, 1999 will be less than it was at December 31, 1998.

     We are in the process of negotiating with our banks to amend the Credit Facility to increase our ability to incur debt, which will improve our borrowing capacity under the Credit Facility. Although we expect that we will be able to amend the Credit Facility before the end of the fiscal year, we cannot assure you that we will be able to successfully negotiate such terms or that they will be at favorable rates. Subject to favorable market conditions, our business plan also contemplates selling and leasing back the real estate assets associated with newly constructed megaplex theatres, which could be a more expensive source of financing than additional debt. Entertainment Properties Trust has notified us of its intent to exercise a purchase option (subject to due diligence review) on one of our megaplex theatres; the purchase price would be approximately $23.5 million. We are not engaged in negotiations for any other sale leaseback transactions, and we cannot assure you that we will be able to engage in any such transactions. A failure to amend the Credit Facility as contemplated and/or enter into sale and leaseback transactions would adversely affect our ability to continue our expansion program.

     In order to satisfy our obligations under the Notes, the 9-1/2% Notes due 2009, the Credit Facility and our leases, and to incur incremental debt to fund our expansion program, we will have to generate substantial operating cash flow. Our ability to meet debt service, rental and other obligations will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control. If our cash flow were to prove inadequate to meet our debt service, rental and other obligations, we may be required to refinance all or a portion of our existing debt, to sell assets or to obtain additional financing. We cannot assure you that any such refinancing or that any such sale of assets or additional financing would be possible on favorable terms if at all.

     The amount of our indebtedness and lease obligations could have important consequences to you, as a holder of the Notes, including the following: (i) our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes and our ability to refinance the Notes and other indebtedness upon maturity or a change in control may be impaired and (ii) a substantial portion of our cash flow from operations will be dedicated to the payment of lease rentals and principal and interest on our indebtedness, thereby reducing the funds available to us for operations, payment of dividends and any future business opportunities. Because the interest rate under the Notes exceeds that under the Credit Facility, the offering of the Initial Notes will result in increased interest expense for us.

SUBORDINATION OF THE NOTES

     The Notes are our general unsecured obligations. They are subordinated in right of payment to all of our existing and future Senior Indebtedness, including obligations under the Credit Facility. Our obligations under the Notes are PARI PASSU with our obligations under our 9-1/2% Notes due 2009. As of December 31, 1998, after giving pro forma effect to the offering of the Initial Notes and the application of the net proceeds therefrom as described in "Use of Proceeds", we would have had outstanding Senior Indebtedness of $83.1 million and we would have had available approximately $183 million additional borrowing capacity under the Credit Facility. Amounts borrowed under the Credit Facility would be included as Senior Indebtedness. As noted above, we are in the process of negotiating revised terms that would increase our borrowing capacity under the Credit Facility. Subject to certain limitations, we will be able to incur additional indebtedness, including Senior Indebtedness, under the Indenture. See "Description of Notes--Certain Covenants--Limitation on Consolidated Indebtedness."

     If we liquidate, dissolve, reorganize or engage in any similar proceeding, our assets will be available to pay obligations on the Notes only after our Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay you as a holder of the Notes. In addition, we may not pay principal of, premium, if any, or interest on the Notes or purchase, redeem or otherwise retire the Notes, if any principal, premium, if any, or interest on any Senior Indebtedness is not paid when due (whether at final maturity, upon scheduled installment, acceleration or otherwise) unless such payment default has been cured or waived or such Senior Indebtedness has been repaid in full. In addition, under certain circumstances, if any non-payment default exists with respect to Designated Senior Indebtedness (as defined herein), we may not make any payments on the Notes for a specified period of time, unless such default is cured or waived or such Designated Senior Indebtedness has been repaid in full. If we fail to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, we would be in default under the Indenture and the holders of the Notes could accelerate the maturity thereof on or after the fifth business day following such event of default. See "Description of Notes--Subordination."

     If certain financial ratios exceed specified limits, we must pledge all the stock of all our operating subsidiaries to secure our indebtedness under the Credit Facility.

HOLDING COMPANY STRUCTURE

     We are a holding company with no operations of our own. Consequently, our ability to service our debt and pay dividends is dependent upon the earnings from the businesses conducted by our subsidiaries. The distribution of those earnings, or advances or other distributions of funds by these subsidiaries to us, all of which could be subject to statutory or contractual restrictions, are contingent upon the subsidiaries' earnings and are subject to various business considerations.

     Our subsidiaries have guaranteed our obligations under the Credit Facility. However, our subsidiaries are not obligors or guarantors of the Notes. Therefore, the claims of creditors of such subsidiaries, including claims of lenders under the Credit Facility, the claims of trade creditors, and claims of preferred stockholders (if any) of such subsidiaries, generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors. The Notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of such subsidiaries. As of December 31, 1998, our subsidiaries had $259.9 million of liabilities, including trade payables but excluding (i) intercompany obligations, (ii) liabilities under guarantees of our obligations and (iii) obligations under operating leases and other obligations not reflected in our consolidated financial statements. Accordingly, there can be no assurance that, in the event of our bankruptcy, after providing for claims of creditors and preferred stockholders (if any) of our subsidiaries, there would be sufficient assets available to pay amounts due to you as a holder of the Notes.

LIMITATIONS OF COVENANTS

     Although the Indenture limits our ability to incur indebtedness, such limitation is subject to a number of significant qualifications, as follows.

     - The definition of EBITDA used in the Indenture, which is a principal measure of our debt capacity under the Indenture, is more favorable to the Company than that shown under "Selected Financial and Operating Data." See "Description of Exchange Notes--Certain
          Definitions--Consolidated EBITDA."

     - The Indenture does not impose any limitation on our incurrence of capital lease obligations or liabilities that are not considered "Indebtedness" under the Indenture (such as operating leases), nor does it impose any limitation on the amount of liabilities incurred by subsidiaries, if any, that might be designated as Unrestricted Subsidiaries (as defined herein). See "--Substantial Obligations"; and "Description of Exchange Notes--Certain Covenants--Limitation on Consolidated Indebtedness."

     - The Indenture will treat future operating leases that are recorded on our balance sheet as lease financing obligations in accordance with EITF 97-10 as permitted indebtedness.

     - There are no restrictions on our ability to prepay subordinated debt or to make advances to, or invest in, other entities (including unaffiliated entities) and no restrictions on the ability of our subsidiaries to enter into agreements restricting their ability to pay dividends or otherwise transfer funds to us.

     - If the Notes attain Investment Grade Status, the covenants in the Indenture limiting our ability to incur indebtedness, pay dividends, acquire stock or engage in transactions with affiliates will cease to apply.

OPERATING RISKS IN THE THEATRICAL EXHIBITION INDUSTRY

     We predominantly license "first run" motion pictures. Our ability to operate successfully depends upon a number of factors, the most important of which are:

     -    the availability and popularity of such "first run" motion pictures;

     - the allocation of popular motion pictures to us as a result of our relationship with motion picture distributors;

     -    the terms upon which motion pictures are licensed to us; and

     - the performance of such motion pictures in the markets in which we operate.

As a result of these factors, historically our operating results have fluctuated significantly and we expect them to do so in future periods.

     DEPENDENCE ON DISTRIBUTORS. We must rely on distributors of motion pictures, over whom we have no control, for the films which we exhibit. Our business can be adversely affected if the production of motion pictures is disrupted or if our access to motion pictures is limited or delayed because of a deterioration in our relationship with such distributors or for some other reason. For example, since fiscal 1995, we licensed films of a certain distributor for a smaller number of theatres than we otherwise would have. To the extent that we are unable to license a popular film for exhibition in our theatres, our operating results may be adversely affected.

     SIGNIFICANCE OF PRICE TERMS. Price terms of film licenses also affect our results. Recently, more distributors have been licensing films under firm term fee arrangements, where final terms are negotiated at the time of licensing, instead of on a settlement basis, where terms are adjusted subsequent to the exhibition of a motion picture. Firm term arrangements generally result in our retaining a lower percentage of admissions, particularly when a film plays off more quickly than expected when the terms were negotiated.

     IMPACT OF POOR PERFORMING FILMS. Because film distributors have historically released those films which they anticipate will be the most successful during the summer and holiday seasons, poor performance of such films or disruption in the release of films during such periods can adversely affect our quarterly results for those particular periods.

     HIGHER COST OF MEGAPLEXES. The entertainment industry trend towards megaplexes is relatively recent. Although megaplexes generally produce higher revenues per patron, they also generally require greater capital expenditures than the previous generation of multiplexes, special construction and limited use designs by developers of such properties. In addition, the fixed costs of operating megaplexes generally are higher than those related to multiplexes, which can result in greater volatility in operating results based on changes in operating revenues. Therefore, we cannot assure you that we will be able to operate such theatres profitably or recoup our investment on such theatres.

     GENERAL ECONOMIC CONDITIONS. Our success depends on general economic conditions and the willingness of consumers to allocate their expenditures toward theatrical exhibition. To the extent such activities become less popular or consumers spend less on theatrical exhibition activities, our operations could be adversely affected.

SEASONALITY OF OPERATIONS

     As with other exhibitors, our business is seasonal in nature, with the highest attendance and revenues generally occurring during the summer months and holiday seasons. Accordingly, our results for one quarter are not necessarily indicative of our results for the next quarter and we sometimes incur net losses in the first and, less frequently, the fourth fiscal quarters.

DECLINING MULTIPLEX THEATRES

     A majority of our screens presently are in multiplex theatres. As with other exhibitors, certain of our multiplexes, generally those smaller in screen count, are subject to deteriorating financial performance and to being rendered obsolete through the introduction of new, competing megaplexes, some of which we operate. For example, the summer of 1997 was the first summer film season, generally the highest grossing period for the film industry, that we and our competitors were operating a significant number of megaplexes. During this period, the financial results of certain of our multiplexes were significantly less than anticipated at the beginning of fiscal 1998. This was due primarily to competition from the newer megaplexes. Primarily as a result of the competition from newer megaplexes, attendance per screen at multiplexes open throughout fiscal 1997 and 1998 declined from 62,800 in fiscal 1997 to 56,800 in fiscal 1998.

     As a result of their deteriorating performance, we recognized a non-cash impairment loss in fiscal 1998 of $46,998,000 ($27,728,000 after tax, or $1.50 per share) on 59 multiplexes with 412 screens in 14 states. This followed impairment losses of $7,231,000 ($4,266,000 after tax, or $.24 per share) on 18 multiplexes with 82 screens in nine states in fiscal 1997 and $1,799,000 ($1,061,000 after tax, or $.06 per share) on four multiplexes with 21 screens in three states in fiscal 1996. These impairment losses were recognized because the future cash flows of these theatres, undiscounted and without interest charges, were less than the carrying value of the theatre assets. We believe that the amount of the impairment losses which we have taken are adequate. However, deterioration in the performance of other multiplexes which may be competitively impacted in the future could require us to recognize additional impairment losses.

     We are evaluating our future plans for the affected multiplexes, which may include selling theatres, subleasing properties to other exhibitors or for other uses, retrofitting certain theatres to the standards of a megaplex or closing theatres and terminating the leases. Any or all of these options could result in a significant impact to our results of operations and financial position. Closure or other dispositions of certain multiplexes could result in expenses related to lease exit costs which are primarily comprised of expected payments to landlords or conversion costs. Such expenses could aggregate up to $32 million over the next four years.

INTERNATIONAL OPERATIONS RISK

     We are pursuing opportunities for operating megaplexes in Europe, Canada and Asia. In 1996, we opened a 13-screen theatre in Japan and a 20-screen theatre in Portugal. During the current fiscal year, we have opened a 24-screen theatre in Spain, a 16-screen theatre in Japan, an 11-screen theatre in China (Hong Kong) and two theatres with a total of 44 screens in Canada. As of December 31, 1998, we had commenced construction of three additional international theatres, two in Canada and one in Japan.

     There are significant differences between the theatrical exhibition industry in the United States and in certain international markets. These include:

     - REGULATORY BARRIERS. International market entry may be affected by restrictions on the size of theatres, the issuance of licenses and the ownership of land.

     - VERTICAL INTEGRATION OF PRODUCTION AND EXHIBITION COMPANIES. In certain international markets, vertical integration of production and exhibition companies can have an adverse effect on our ability to license motion pictures for international exhibition. The operations of our first theatre in Japan previously was negatively impacted by local film distributors who restricted our ability to obtain film product until after our competitors received it. While this issue has been resolved in Japan, there can be no assurances that this or similar problems will not recur in Japan or other international markets.

     - FLUCTUATING CURRENCY VALUES. We do not hedge against the risk of fluctuating currency values.

     - QUOTA SYSTEMS. Quota systems sometimes are used to limit the number of foreign films that can be exhibited in a domestic market. Some countries use quota systems to protect their domestic film industry. Quota systems may adversely affect revenues from theatres that we develop in such markets.

     Such differences in industry structure and regulatory and trade practices may adversely affect our ability to expand internationally or to operate at a profit following such expansion. See "--Substantial Capital Expenditures; Uncertainty of Theatre Development."

COMPETITION

     We compete against both local and national exhibitors, some of which may have substantially greater financial resources. There are over 500 companies competing in the domestic theatrical exhibition industry, approximately 280 of which operate four or more screens. Industry participants vary substantially in size, from small independent operators to large international chains. Recently, four of the industry's largest companies have merged, and there may be additional mergers in the future. According to the Motion Pictures Association of America, the number of indoor screens in the United States was 30,825 at the end of 1997. Based on the May 1, 1997 listing of exhibitors in the National Association of Theatre Owners 1997-98 Encyclopedia of Exhibition, we believe that the ten largest exhibitors (in terms of number of screens) operated approximately 50% of such number of screens, with no one exhibitor operating more than ten percent of the total screens. Information concerning the ten largest exhibitors does not reflect changes in screens operated by them between the date of the National Association of Theatre Owners information and the date of the Motion Pictures Association of America information.

     Our theatres are subject to varying degrees of competition in the geographic areas in which they operate. Competitors may be national circuits, regional circuits or smaller independent exhibitors. Competition is often intense with respect to the following factors.

     - ATTRACTING PATRONS. The competition for patrons is dependent upon factors such as the availability of popular motion pictures, the location and number of theatres and screens in a market, the comfort and quality of the theatres and pricing. Many of our competitors have sought to increase the number of screens that they operate. Competitors have built or may be planning to build theatres in certain areas where we operate, which could result in excess capacity and increased competition for patrons.

     - LICENSING MOTION PICTURES. We believe that the principal competitive factors with respect to film licensing include licensing terms, seating capacity and the location and condition of an exhibitor's theatres.

     - FINDING NEW THEATRE SITES. We must compete with exhibitors and others in our efforts to locate and acquire attractive sites for our theatres. See "--Substantial Capital Expenditures; Uncertainty of Theatre Development."

     We expect that in the long term the addition of new megaplexes will help us obtain more favorable allocations of film product and other licensing terms from distributors than our competitors. However, competition from established theatres that have established relationships with distributors initially may negatively impact the earnings of new megaplexes.

     We also face competition in the international markets in which we operate. See "--International Operations Risk."

     The theatrical exhibition industry also faces competition from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems, as well as from all other forms of entertainment.

SUBSTANTIAL CAPITAL EXPENDITURES; UNCERTAINTY OF THEATRE DEVELOPMENT

     Our growth strategy involves the development of new megaplexes and may involve acquisitions of existing theatres and theatre circuits. From April 1996 to December 31, 1998, we opened 56 new theatres and 1,249 screens, acquired four theatres and 29 screens and as of December 31, 1998, had 10 megaplexes with an aggregate of 242 screens under construction. We have plans to open approximately 1,000 screens, including 300 in international markets, during fiscal years 2000 and 2001. If we execute our growth strategy as planned, we estimate that capital expenditures will aggregate approximately $545 million during such period. There can be no assurance that we will successfully develop new screens or successfully complete those under construction, that we will stay within our construction budgets for such screens or that the financial performance of such screens will be equivalent to the performance of the Company's existing screens. See "--Substantial Obligations; Need for Additional Capital."

     The development of new theatre locations involves significant risks and investments and is also likely to have an initial negative impact on earnings and EBITDA.

     - COMPETITION FOR SITES. There is significant competition in the United States for site locations from both theatre companies and other businesses and significant competition among theatre companies for theatre acquisition opportunities. As we and our competitors continue to build megaplexes, we may find it increasingly difficult to obtain attractive sites.

     - DEVELOPMENT LAG TIME. We typically require 18 to 24 months to open a domestic theatre on a site from the time we identify the site. We generally require an additional year or more to open an international theatre.

     - ECONOMIC AND OTHER CONDITIONS. The availability of attractive site locations can be adversely affected by changes in the national, regional and local economic climate. Local conditions, such as scarcity of space or an increase in demand for real estate in the area, demographic changes, competition from other available space and changes in real estate, zoning and tax laws can also affect the availability of attractive site locations.

     - FINANCING. Our expansion program will require financing in addition to the currently available commitment amount under our Credit Facility and internally generated funds. We cannot assure you that we will be able to obtain such additional financing at favorable rates. See "--Substantial Obligations; Need for Additional Capital."

     As a result of the foregoing, we cannot assure you that we will be able to acquire attractive site locations or existing theatres or theatre circuits on terms we consider acceptable, that we will be able to acquire financing for such theatres on acceptable terms or that our strategy will result in improvements to our business, financial condition or profitability. See "--Competition."

RESTRICTIONS UNDER FINANCING AGREEMENTS; VARIABLE INTEREST RATE

     Our Credit Facility contains certain financial and other covenants, including covenants requiring us to maintain certain financial ratios and restricting our ability to incur indebtedness or to create or suffer to exist certain liens. The Credit Facility also requires that certain amounts of indebtedness thereunder be repaid by specified dates. Our ability to comply with such provisions may be affected by events beyond our control. See "--Substantial Obligations; Need for Additional Capital."

     If we fail to make any required payment under the Credit Facility or to comply with any of the financial and operating covenants included in the Credit Facility, we would be in default. Our lenders could then vote to accelerate the maturity of the indebtedness under the Credit Facility and foreclose upon the stock of our subsidiaries, if pledged, securing the Credit Facility. Other creditors might then accelerate other indebtedness. If the lenders under the Credit Facility accelerate the maturity of the indebtedness thereunder, we cannot assure you that we will have sufficient assets to satisfy our obligations under the Credit Facility or our other indebtedness, including the Notes. In addition, if we were to default on our obligations to holders of Senior Indebtedness, such as the Credit Facility, the subordination provisions of the Indenture likely would restrict payments to you as a holder of the Notes.

     Our indebtedness under the Credit Facility bears interest at rates that fluctuate with changes in certain prevailing interest rates (although, subject to certain conditions, such rates may be fixed for certain periods). If interest rates increase, we may be unable to meet our debt service obligations under the Credit Facility and other indebtedness.

ADA COMPLIANCE

     Our theatres must comply with Title III of the Americans with Disabilities Act of 1990 (the "ADA"). Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, an award of damages to private litigants or additional capital expenditures to remedy such noncompliance.

     Although we believe that our theatres are in substantial compliance with the ADA, in the summer of 1998 the Civil Rights Division of the Department of Justice (the "DOJ") threatened to sue us based on an alleged pattern or practice of violations of Title III of the ADA at our newly constructed and renovated theatres having stadium-style seating. Thereafter, we engaged in discussions with the DOJ in an effort to ascertain the DOJ's position and resolve this matter on a reasonable basis. However, on January 29, 1999, we were notified that the DOJ had filed suit in the United States District Court for the Central District of California, UNITED STATES OF AMERICA V. AMC ENTERTAINMENT INC. AND AMERICAN MULTI-CINEMA, INC. The complaint alleges that we have designed, constructed and operated two of our motion picture theatres in the Los Angeles area and unidentified theatres elsewhere that have stadium-style seating in violation of DOJ regulations implementing Title III of the ADA and related "Standards for Accessible Design" (the "Standards"). The complaint alleges various types of non-compliance with the DOJ's Standards, but relates primarily to issues relating to lines of sight. The DOJ seeks declaratory and injunctive relief regarding existing and future theatres with stadium-style seating, compensatory damages and civil penalty.

     The current DOJ position appears to be that theatres must provide wheelchair seating locations and transfer seats with viewing angles to the screen that are at the median or better, counting all seats in the auditorium. Heretofore, we have attempted to conform to the evolving standards imposed by the DOJ. However, we believe that the DOJ's current position has no basis in the ADA or related regulations and is an attempt to amend the ADA regulations without complying with the Administrative Procedures Act. We intend to file an answer denying the allegations made in the DOJ's complaint and asserting that the DOJ is engaging in unlawful rulemaking. A similar suit recently has been filed by another exhibitor, CINEMARK USA, INC. V. UNITED STATES DEPARTMENT OF JUSTICE, United States District Court for the Northern District of Texas, Case No. 399CV0183-L. We have made a motion to intervene in this litigation. Although no assurances can be given, based on existing precedent involving stadiums or stadium seating, we believe that an adverse decision in the matter brought against us by the DOJ is not likely to have a material adverse effect on our financial condition, liquidity or results of operations. However, there have been only a few cases involving stadiums or stadium seating.

     In an unrelated action filed on March 5, 1998 in the United States District Court for the District of Arizona, HOWARD BELL V. AMC 24 THEATRES, CIV 98 0390, a private plaintiff is alleging we have violated the ADA for not dispersing accessible seating or providing accessible signage at a megaplex located in Phoenix, Arizona. On October 16, 1998, another private plaintiff filed suit in the United States District Court for the District of Southern Florida, BARBARA HARRIS V. AMERICAN MULTI-CINEMA, INC., CIV 98-2472, alleging that we have violated the ADA by failing to provide comparable seating for wheel chair patrons. Both suits seek an injunction against continued operation of the megaplex in violation of the ADA. On November 30, 1998, Cyndi Soto filed suit in the United States District Court for the Central District of California, CYNDI SOTO V. AMERICAN MULTI-CINEMA, INC. AND JANSS/TYS LONG BEACH ASSOCIATES, CV989547JSLRNBX, alleging that one of our theatres violated the ADA and California law by failing to remove certain barriers to access. The suit seeks an unspecified amount of general, special and punitive damages under California law and an injunction requiring the Company to remove the alleged barriers.

POTENTIAL CONFLICTS OF INTEREST

     We sponsored Entertainment Properties Trust's formation, and
Mr. Peter C. Brown, our Co-Chairman of the Board, President and Chief Financial Officer, serves as Chairman of the Board of Trustees of Entertainment Properties Trust. Because of the various agreements between Entertainment Properties Trust and us, situations may arise where we have differing interests from Entertainment Properties Trust. These agreements include (i) leases with respect to 16 theatre properties, (ii) an option to purchase one additional property and (iii) a five-year right of first refusal and first offer in favor of Entertainment Properties Trust to purchase any megaplex and related entertainment properties acquired or developed and owned (or ground leased) by us. Because of the relationships between us and Entertainment Properties Trust, there exists the risk that we will not achieve the same results in our dealings with Entertainment Properties Trust that we might achieve if such relationships did not exist. Although we believe that the existing terms of the leases and other agreements between Entertainment Properties Trust and us reflected market conditions when they were negotiated, it is possible such terms might have been different had they been negotiated on an arm's length basis.

ENVIRONMENTAL REGULATION

     The Company owns and operates facilities throughout the U.S. and in several foreign countries, and is subject to the environmental laws and regulations of those jurisdictions, particularly laws governing the cleanup of hazardous materials and the management of properties. While the Company is not currently involved in any environmental matter that could have a material adverse effect on its financial condition or results of operations, in the future, the Company might be required to participate in the cleanup of a property that it owns or leases or at which it is alleged to have disposed of hazardous materials from one of its facilities. In certain circumstances, the Company might be solely responsible for any such liability under environmental laws, and, therefore, any such claims could be material.

POTENTIAL IMPACT OF YEAR 2000 ON COMPANY.

     The failure of information technology ("IT") and embedded, or non-IT systems, because of the Year 2000 issue or otherwise, could adversely affect our operations. If not corrected, many computer-based systems and theatre equipment, such as air conditioning systems and fire and sprinkler systems, could encounter difficulty differentiating between the year 1900 and the year 2000 and interpreting other dates, resulting in system malfunctions, corruption of data or system failure. Additionally, we rely upon outside third parties ("business partners") to supply many of the products and services that we need in our business. Such products include films which we exhibit and concession products which we sell. Attendance at our theatres could be severely impacted if one or more film producers are unable to produce new films because of Year 2000 issues. We could suffer other business disruptions and loss of revenues if any other types of material business partners fail to supply the goods or services necessary for our operations.

CONTROLLING STOCKHOLDERS

     Mr. Stanley H. Durwood, our 78-year old Co-Chairman of the Board and Chief Executive Officer, owns all the Company's outstanding Class B Stock, which has ten votes per share and presently is entitled to elect 75% of the members of the Board of Directors. Mr. Durwood therefore generally has voting control of the Company, subject to the right of holders of Common Stock to elect 25% of the members of the Board of Directors. Recently, Mr. Durwood commenced treatment for a recurrence of esophageal cancer. He was diagnosed with the condition and had surgery in early 1997.

     Mr. Stanley H. Durwood has created a revocable voting trust and revocable INTER VIVOS trust for his benefit that hold all of the Class B Stock that he beneficially owns. Mr. Durwood is the sole acting trustee of these trusts; the named successor trustees are Messrs. Charles J. Egan, Jr., a Director of the Company, and Raymond F. Beagle, Jr., general counsel to the Company. Under the terms of the voting trust, Mr. Durwood has all voting powers with respect to shares held therein during his lifetime. Thereafter, all voting rights with respect to such shares vest in his successor trustees and any additional trustees whom they might appoint. The trustees must exercise such rights by majority vote. Unless revoked by Mr. Durwood or otherwise terminated or extended in accordance with its terms, the voting trust will terminate in the year 2030.

     Mr. Stanley H. Durwood owns approximately 4.0 million shares of Class B Stock, representing 67.5% of the voting interest in the Company. His children own an aggregate of approximately 6.35 million shares of Common Stock, representing 10.6% of the voting interest in the Company, and 32.7% of the outstanding shares of Common Stock.

     As a result of their ownership of shares of Common Stock and because attendance at stockholders' meetings generally is less than 100%, any corporate action requiring the approval of the holders of Common Stock voting as a class may as a practical matter require the approval of the Durwood children. Matters requiring approval of holders of the Common Stock voting as a class include any proposed amendment to the Restated and Amended Certificate of Incorporation changing the authorized number of shares of Common Stock or altering the powers, preferences or special rights of the shares of such class so as to affect them adversely.

     Holders of Common Stock are entitled to elect 25% of the Company's Board. As stated above, the Durwood children hold 32.7% of the shares of Common Stock. Until August 2000, the Durwood children have given an irrevocable proxy to the Secretary and any Assistant Secretary of the Company to vote their shares of Common Stock for each candidate to the Board in the same proportion as the aggregate votes cast by all other stockholders not affiliated with the Company, its directors and officers. Also, the Durwood children have agreed during such period not to become a member of any group, solicit proxies or enter into any arrangement or agreement with respect to voting shares.

REPURCHASE OF THE NOTES UPON CHANGE OF CONTROL

     Upon the occurrence of a Change of Control (as defined herein), we will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. Certain events involving a Change of Control will result in an event of default under the Credit Facility and may result in an event of default under our other indebtedness that we may incur in the future. An event of default under the Credit Facility or other future Senior Indebtedness could result in an acceleration of such indebtedness, in which case the subordination provisions of the Notes would require payment in full of such Senior Indebtedness before repurchase of the Notes. See "Description of Notes--Change of Control," and "--Subordination." We cannot assure you that we would have sufficient resources to repurchase the Notes or pay our obligations if the indebtedness under the Credit Facility or other future Senior Indebtedness were accelerated upon the occurrence of a Change of Control. The acceleration of Senior Indebtedness and our inability to repurchase all of the tendered Notes would constitute Events of Default under the Indenture. These provisions may be deemed to have anti-takeover effects and may delay, defer or prevent a merger, tender offer or other takeover attempt. No assurance can be given that the terms of any future indebtedness will not contain cross default provisions based upon Change of Control or other defaults under such debt instruments.

LACK OF PUBLIC MARKET

     The Notes are a new issue of securities for which there is currently no trading market. Although the Initial Purchasers have informed us that they currently intend to make a market in the Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. We do not intend to apply for listing of the Notes on any securities exchange or for quotation on NASDAQ.

                                   USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, we will receive in exchange Initial Notes in like principal amount, the terms of which are the same in all material respects as the form and terms of the Exchange Notes except that the Exchange Notes have been registered under the Securities Act and will not contain terms restricting the transfer thereof or providing for registration rights. The Initial Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not increase our indebtedness.

     We received net proceeds of approximately $219.3 million from the offering of the Initial Notes. We applied the net proceeds from the offering of the Initial Notes to reduce indebtedness under our Credit Facility. As of December 31, 1998, after giving effect to the use of the net proceeds of the offering of the Initial Notes, we could have had approximately $650 million in net indebtedness under the Credit Facility and therefore had available approximately $183 million additional borrowing capacity under the Credit Facility, based on "net indebtedness" at the end of the quarter and "Consolidated EBITDA" during the previous four quarters, as such terms are defined in the Credit Facility. We are in the process of negotiating with our banks to increase our ability to incur debt, which will improve our borrowing capacity under the Credit Facility. We cannot assure you that we will be successful in negotiating such terms or that they will be at favorable rates. See "Risk Factors--Substantial Obligations; Need for Additional Capital."

                                    CAPITALIZATION

     The following table sets forth our total capitalization (including short-term debt) as of December 31, 1998 and as adjusted to give pro forma effect to the offering of the Initial Notes and the application of the $219.3 million in estimated net proceeds thereof to the reduction of outstanding indebtedness under the Credit Facility as described in "Use of Proceeds."

                                                       As of December 31, 1998
                                                       -----------------------
                                                        Actual      As Adjusted
                                                           (In Thousands)
 Short-term debt (including current maturities of
   capital lease obligations)  . . . . . . . . . . .       $3,998        $3,998
 Long-term debt
      Credit Facility (1)  . . . . . . . . . . . . .       253,000        33,700
      Notes  . . . . . . . . . . . . . . . . . . . .          --         225,000
      9-1/2% Notes due 2009. . . . . . . . . . . . .       199,030       199,030
      Capital lease obligations  . . . . . . . . . .        45,428        45,428
                                                         ---------      --------
 Total debt  . . . . . . . . . . . . . . . . . . . .       501,456       507,156
 Total stockholders' equity  . . . . . . . . . . . .       136,605       136,605
                                                         ---------      --------
 Total capitalization  . . . . . . . . . . . . . . .      $638,061      $643,761
                                                         ---------      --------
                                                         ---------      --------

___________

(1) Our indebtedness under the Credit Facility was $44 million on January 28, 1999. The total commitment under the Credit Facility is $425 million, but the facility contains covenants that limit our ability to incur debt (whether under the Credit Facility or from other sources). We are engaged in negotiations to increase availability under the Credit Facility. See "Risk Factors--Substantial Obligations; Need for Additional Capital" and "Use of Proceeds."

                              MANAGEMENT OF THE COMPANY

DIRECTORS AND OFFICERS

     The Directors and Executive Officers of the Company are as follows:

                                                                        Years
                                                                     Associated
                                                                      with the
           Name          Age(1)              Positions               Company(1)
 Stanley H. Durwood        78   Co-Chairman of the Board, Chief        53(2)
                                Executive Officer and Director
                                (AMCE); Chairman of the Board,
                                Chief Executive Officer and
                                Director (AMC)
 Peter C. Brown            40   Co-Chairman of the Board and            7
                                President (AMCE); Executive Vice
                                President (AMC); Chief Financial
                                Officer and Director (AMCE and AMC)
 Philip M. Singleton       52   President (AMC); Executive Vice        24(2)
                                President (AMCE); Chief Operating
                                Officer and Director (AMCE and AMC)
 John D. McDonald          41   Executive Vice President--North        23(2)
                                American Operations (AMC)
 Charles J. Egan, Jr.      66   Director (AMCE)                        12
 William T. Grant, II      48   Director (AMCE)                         2
 John P. Mascotte          59   Director (AMCE)                         2
 Paul E. Vardeman          68   Director (AMCE)                        15(2)
 Richard T. Walsh          45   Senior Vice President (AMC)            23(2)
 Richard J. King           49   Senior Vice President (AMC)            26(2)
 Rolando B. Rodriguez      39   Senior Vice President (AMC)            23(2)
 Craig R. Ramsey           48   Senior Vice President-Finance (AMCE     3
                                and AMC)
 Richard L. Obert          59   Senior Vice President-Chief             9
                                Accounting and Information Officer
                                (AMCE and AMC)
 Charles P. Stilley        44   President (AMC Realty, Inc.)           17(2)
 Richard M. Fay            49   President (AMC Film Marketing, a        3
                                division of AMC)

___________

(1)  As of December 31, 1998.

(2)  Includes years of service with the predecessor of the Company.

     All directors are elected annually, and each holds office until his successor has been duly elected and qualified or his earlier resignation or removal. There are no family relationships between any Director and any Executive Officer of the Company.

     All current Executive Officers of the Company hold such offices at the pleasure of the Company's Board of Directors, subject in certain instances, to their rights under employment agreements.

     As part of its succession planning and with the approval of Mr. Stanley
H. Durwood, our Board of Directors has appointed the Company's President and Chief Financial Officer, Mr. Peter C. Brown, as Co-Chairman. Mr. Brown oversees all Company matters with Mr. Durwood.

     Mr. Stanley H. Durwood has served as a Director of the Company from its organization on June 14, 1983, and of AMC since August 2, 1968. Mr. Durwood has served as Co-Chairman of the Board of the Company since May 15, 1998. Mr. Durwood served as Chairman of the Board of the Company from February 1986 until May 15, 1998, and as Chairman of the Board of AMC since February 1986. Mr. Durwood has served as Chief Executive Officer of the Company since June 1983, and of AMC since February 20, 1986. Mr. Durwood served as President of the Company (i) from June 1983 through February 20, 1986, (ii) from May 1988 through June 1989, and (iii) from October 6, 1995 to January 10, 1997. Mr. Durwood served as President of AMC (i) from August 2, 1968 through
February 20, 1986, (ii) from May 13, 1988 through November 8, 1990, and
(iii) from October 6, 1995 to January 10, 1997. Mr. Durwood is a graduate of Harvard University.

     Mr. Peter C. Brown has served as a Director of the Company and AMC since November 12, 1992 and has served as Co-Chairman of the Board of the Company since May 15, 1998. Mr. Brown was elected President of the Company on
January 10, 1997. Mr. Brown served as Executive Vice President of the Company from August 3, 1994 to January 10, 1997. Mr. Brown served as Executive Vice President of AMC from August 3, 1994 to January 10, 1997. Mr. Brown has served as Executive Vice President of AMC since August 3, 1994, and as Chief Financial Officer of the Company and AMC since November 14, 1991. Mr. Brown served as Senior Vice President of the Company and AMC from November 14, 1991 until his appointment as Executive Vice President in August 1994. Mr. Brown served as Treasurer of the Company and AMC from September 28, 1992 through September 19, 1994. Mr. Brown also serves as Chairman of the Board of Trustees of Entertainment Properties Trust, a real estate investment trust, and serves on the board of directors of Protection One, Inc., a security alarm monitoring company. Mr. Brown also serves as a member of the Board of Trustees of the Kansas City Art Institute and Rockhurst High School. In addition, Mr. Brown is a member of the Board of Advisors for the University of Kansas School of Business. Mr. Brown is a graduate of the University of Kansas.

     Mr. Philip M. Singleton has served as a Director of the Company and AMC since November 12, 1992. Mr. Singleton was elected President of AMC on January 10, 1997. Mr. Singleton has served as Executive Vice President of the Company since August 3, 1994 and as Chief Operating Officer of the Company and AMC since November 14, 1991. Mr. Singleton served as Executive Vice President of AMC from August 3, 1994 to January 10, 1997. Mr. Singleton served as Senior Vice President of the Company and AMC from November 14, 1991 until his appointment as Executive Vice President in August 1994. Prior to November 14, 1991, Mr. Singleton served as Vice President in charge of operations for the Southeast Division of AMC from May 10, 1982. Mr. Singleton holds an undergraduate degree from California State University, Sacramento, and an M.B.A. degree from the University of South Florida.

     Mr. Charles J. Egan, Jr., has served as a Director of the Company since October 30, 1986. Mr. Egan is Vice President of Hallmark Cards, Incorporated, and was General Counsel of such company until December 31, 1996. Hallmark Cards, Incorporated is primarily engaged in the business of greeting cards and related social expressions products, Crayola crayons and the production of movies for television. Mr. Egan also serves as a member of the Board of Trustees, Treasurer and Chairman of the Finance Committee of the Kansas City Art Institute. Mr. Egan holds an A.B. degree from Harvard University and an LL.B. degree from Columbia University.

     Mr. William T. Grant, II has served as a Director of the Company since November 14, 1996. Mr. Grant is Chairman of the Board, President, Chief Executive Officer and a Director of LabONE, Inc. LabONE, Inc. provides risk appraisal laboratory testing services to the insurance industries in the United States and Canada. Mr. Grant also serves on the board of directors of Commerce Bancshares, Inc., Kansas City Power & Light Company, Business Men's Assurance Company of America, and Response Oncology, Inc. Mr. Grant is a board member of the Boys and Girls Clubs of Greater Kansas City. Mr. Grant holds a B.A. degree from the University of Kansas and an M.B.A. degree from the Wharton School of Finance at the University of Pennsylvania.

     Mr. John P. Mascotte has served as a Director of the Company since November 14, 1996. Mr. Mascotte assumed the duties of President and Chief Executive Officer of BlueCross BlueShield of Kansas City on July 1, 1997. Prior thereto, Mr. Mascotte served as Chairman of Johnson & Higgins of Missouri, Inc., a privately held insurance broker, from January 1996 to June 30, 1997, and as Chairman of the Board and Chief Executive Officer of The Continental

Corporation, a property-casualty insurer, from December 1982 through December 1995. Mr. Mascotte is also currently a consultant to the First Episcopal District, African Methodist Episcopal Church. Mr. Mascotte also serves on the board of directors of Hallmark Cards, Incorporated, Hallmark Entertainment, Inc., Business Men's Assurance Company of America and American Home Products Corporation, in addition to serving on the boards of BlueCross BlueShield of Kansas City and the BlueCross and Blue Shield Association. Also, Mr. Mascotte is Vice Chairman of the Aspen Institute, Chairman of LISC (Local Initiatives Support Corp.) and a member of the Board of Trustees of the New York Public Library and Midwest Research Institute. Mr. Mascotte is a board member of the Hall Family Foundation and the Greater Kansas City Community Foundation and is Co-Chairman of the Jazz District Redevelopment Corporation in Kansas City, Missouri. Mr. Mascotte holds B.S. degrees from St. Joseph's College, Rensselaer, Indiana, and an LL.B. degree from the University of Virginia. Mr. Mascotte is also a certified public accountant and a chartered life underwriter.

     Mr. Paul E. Vardeman has served as a Director of the Company since
June 14, 1983. Mr. Vardeman was a director, officer and shareholder of the law firm of Polsinelli, White, Vardeman & Shalton, P.C., Kansas City, Missouri from 1982 until his retirement from such firm in November 1997. Prior thereto, Mr. Vardeman served as a Judge of the Circuit Court of Jackson County, Missouri. Mr. Vardeman holds undergraduate and J.D. degrees from the University of Missouri-Kansas City.

     Mr. John D. McDonald has served as Executive Vice President--North American operations of AMC since October 1, 1998. Prior thereto, Mr. McDonald served as Senior Vice President, corporate operations from November 9, 1995 until his promotion to Executive Vice President on October 1, 1998. Mr. McDonald served as Vice President, corporate operations from September 22, 1992 through November 9, 1995.

     Mr. Richard T. Walsh has served as Senior Vice President in charge of operations for the West Division of AMC since July 1, 1994. Previously, Mr. Walsh served as Vice President in charge of operations for the Central Division of AMC from June 10, 1992, and as Vice President in charge of operations for the Midwest Division of AMC from December 1, 1988.

     Mr. Richard J. King has served as Senior Vice President in charge of operations for the East Division of AMC since January 4, 1995. Previously, Mr. King served as Vice President in charge of operations for the East Division of AMC from June 10, 1992, and as Vice President in charge of operations for the Southwest Division of AMC from October 30, 1986.

     Mr. Rolando B. Rodriguez has served as Senior Vice President in charge of operations for the South Division of AMC since April 2, 1996. Previously, Mr. Rodriguez served as Vice President and South Division Operations Manager of AMC from July 1, 1994, as Assistant South Division Operations Manager of AMC from February 12, 1993, as South Division Senior Operations Manager from March 29, 1992, and as South Division Operations Manager from August 6, 1989.

     Mr. Richard L. Obert has served as Senior Vice President--Chief Accounting and Information Officer of the Company and AMC since November 9, 1995, and prior thereto served as Vice President and Chief Accounting Officer of the Company and AMC from January 9, 1989.

     Mr. Craig R. Ramsey has served as Senior Vice President--Finance of the Company since August 20, 1998. Prior thereto, Mr. Ramsey served as Vice President of Finance from January 17, 1997 and as Director of Information Systems and Director of Financial Reporting since joining the Company on February 1, 1995. Previously, Mr. Ramsey served as Vice President--Corporate Accounting and Data Processing for Mid-America Dairymen, Inc.

     Mr. Charles P. Stilley has served as President of AMC Realty, Inc., a wholly owned subsidiary of the Company, since February 9, 1993, and prior thereto served as Senior Vice President of AMC Realty, Inc. from March 3, 1986.

     Mr. Richard M. Fay has served as President--AMC Film Marketing, a division of AMC, since September 8, 1995. Previously, Mr. Fay served as Senior Vice President and Assistant General Sales Manager of Sony Pictures from 1994 until joining AMC. From 1991 to 1994, Mr. Fay served as Vice President and Head Film Buyer for the eastern division of United Artists Theatre Circuit, Inc.

RECENT EMPLOYMENT AGREEMENTS

     Messrs. Peter C. Brown, Philip M. Singleton, Richard T. Walsh and Richard M. Fay have entered into new employment agreements with the Company providing for annual base salaries of no less than the following amounts: Mr. Brown -$400,000; Mr. Singleton - $375,000; Mr. Walsh - $230,041 and Mr. Fay -
$285,031. The agreements also provide for discretionary bonuses, an automobile allowance, reimbursement of reasonable travel and entertainment expenses and other benefits offered from time to time to other executive officers. The employment agreements of Mr. Brown and Mr. Singleton have terms of three years and those of Mr. Walsh and Mr. Fay have terms of two years.
On the anniversary date of each agreement, one year shall be added to its term, so that each employment agreement shall always have a three-year or two-year term, as the case may be, as of each anniversary date. Each employment agreement terminates generally without severance if such employee is terminated for cause, as defined in the employment agreement, or upon such employee's resignation, death or disability as defined in his employment agreement. Pro rata bonus payments will be made upon termination by reason of disability or death. If either Mr. Brown or Mr. Singleton is terminated without cause or terminates his agreement following a material breach by the Company or a change in control, as defined in the agreement, he will be entitled to receive (i) a lump sum cash payment equal to the lesser of 4.5 times current base salary or 2.99 times average annual W-2 earnings for the prior five years and (ii) the value of all outstanding employee stock options held by such employee. If either Mr. Walsh or Mr. Fay is terminated without cause or terminates his agreement subsequent to specified changes in his responsibilities, base salary or benefits following a change in control, as defined in the agreement, he will be entitled to receive a lump sum cash payment equal to two years base salary. In addition, if either Mr. Brown or Mr. Singleton dies, is terminated without cause or terminates his agreement following a material breach by the Company or a change in control, the Company will redeem shares previously purchased by him with the proceeds of a loan from the Company. (Mr. Brown financed the purchase of 375,000 shares with such a loan and Mr. Singleton financed the purchase of 250,000 shares with such a loan). In such event, if the employee's obligations under the note to the Company exceed the value of the stock which he acquired with the note proceeds, the Company will forgive a portion of such excess in an amount based on a formula set forth in the agreement. The amounts payable to the named executive officers under these employment agreements, assuming termination by reason of a change of control as of February 1, 1999 were as follows: Mr. Brown - $1,067,652; Mr. Singleton - $1,000,923; Mr. Walsh $424,931; and Mr. Fay - $526,509.

                                  THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     We sold the Initial Notes in a private offering on January 27, 1999, to the Initial Purchasers pursuant to a purchase agreement dated as of January 21, 1999 by and among the Company and the Initial Purchasers (the "Purchase Agreement"). The Initial Purchasers subsequently resold the Initial Notes to qualified institutional buyers and non-U.S. persons in reliance, and subject to the restrictions imposed under, Rule 144A and Regulation S under the Securities Act.

     Under the Registration Rights Agreement that we and the Initial Purchasers entered into in connection with the private offering of the Initial Notes, we are required to file, no more than 90 days following the date the Initial Notes were originally issued (the "Issue Date"), the Registration Statement of which this Prospectus is a part providing for a registered exchange offer of new notes identical in all material respects to the Initial Notes, except that such new notes will be freely transferable and will not have any covenants regarding exchange and registration rights (the "Exchange Offer"). Under the Registration Rights Agreement, we are required to:

     - use our best efforts to cause the Registration Statement to be declared effective no later than June 26, 1999 (150 days after the Issue Date),

     - keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date that notice of the Exchange Offer is mailed to holders of the Initial Notes, and

     - use our best efforts to consummate the Exchange Offer no later than July 26, 1999 (180 days after the Issue Date).

     In the event that (1) applicable law or interpretations of the staff of the Commission do not permit us to effect such an Exchange Offer, (2) for any other reason the Registration Statement is not consummated within 180 days after the original issuance of the Initial Notes, (3) the Initial Purchasers so request with respect to Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer or (4) any holder of Initial Notes (other than an Initial Purchaser with respect to an unsold allotment) is not eligible to participate in the Exchange Offer or does not receive freely tradeable Exchange Notes in the Exchange Offer other than by reason of such holder being our affiliate (it being understood that the requirement that an Exchanging Dealer (as defined below) deliver the prospectus contained in the Exchange Offer Registration Statement in connection with sales of Exchange Notes shall not result in such Exchange Notes being not "freely tradeable"), we will, at our cost, (a) as promptly as practicable, file a shelf registration statement covering resales of the Initial Notes or the Exchange Notes, as the case may be (the "Shelf Registration Statement"), (b) use our best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use our best efforts to keep the Shelf Registration Statement effective until January 27, 2001. We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Initial Notes or the Exchange Notes, as the case may be. A holder selling such Initial Notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

     If (1) on or prior to June 26, 1999 neither the Registration Statement nor the Shelf Registration Statement has been declared effective, (2) on or prior to July 26, 1999 neither the Exchange Offer has been consummated nor the Shelf Registration Statement has been declared effective, or (3) after either the Exchange Offer Registration Statement or the Shelf Registration Statement has been declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Initial Notes or Exchange Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (3), a "Registration Default"), interest ("Special Interest") will accrue on the principal amount of the Initial Notes and the Exchange Notes (in addition to the stated interest on the Initial Notes and the Exchange Notes) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Special Interest will accrue at a rate of 0.50% per annum during the 90-day period immediately following the occurrence of such Registration Default and shall increase by 0.50% per annum at the end of each subsequent 30-day period, but in no event shall such rate exceed 1.0% per annum.

EFFECT OF THE EXCHANGE OFFER

     Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, we believe that you may offer for resale, resell, and otherwise transfer the Exchange Notes issued to you pursuant to the Exchange Offer in exchange for your Initial Notes ( unless you are an "affiliate of the Company within the meaning of Rule 405 under the Securities Act and except as noted below with respect to persons who are "Exchanging Dealers") without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you can represent that:

     - you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes;

     - you are acquiring the Exchange Notes in the ordinary course of your business; and

     - you did not acquire the Initial Notes directly from us or from one of our affiliates for resale pursuant to Rule 144A, Regulation S or other available exemption under the Securities Act.

     By tendering the Intitial Notes in exchange for Exchange Notes, you will be required to make representations to that effect. If you are participating in or intend to participate in a distribution of the Exchange Notes, or have any arrangement or understanding with any person to participate in a distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, you may be deemed to have received "restricted securities" and may not rely on the applicable interpretations of the staff of the Securities and Exchange Commmission. You may only sell your Exchange Notes pursuant to a registration statement containing the selling security holder information required by Item 507 or 508 of Regulation S-K under the Securities Act, as applicable, or pursuant to an exemption from the registration requirement of the Securities Act.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (but not directly from us or one of our affiliates) (an "Exchanging Dealer"), must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based upon interpretations by the staff of the Commission, we believe that Exchange Notes issued pursuant to the Exchange Offer to Exchanging Dealers may be offered for resale, resold and otherwise transferred by a Exchanging Dealer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by an Exchanging Dealer in connection with resales of Exchange Notes received in exchange for Initial Notes. We have agreed that, starting on the Expiration Date (as defined herein) and ending on the close of business one year after the Expiration Date, we will make this Prospectus available to any broker-dealer for use in connection with any such resale. By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes pursuant to the Exchange Offer agrees to notify us prior to using this Prospectus in connection with the sale or transfer of Exchange Notes. See "Plan of Distribution."

     To the extent Initial Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Initial Notes will decrease with a resulting decrease in the liquidity in the market for the Initial Notes. Initial Notes that are still outstanding following the consummation of the Exchange Offer will continue to be subject to certain transfer restrictions.

TERMS OF THE EXCHANGE OFFER

     We are sending this Prospectus and the accompanying Letter of Transmittal to all registered holders as of ______, 1999.

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, we will accept any and all Initial Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. As of the date of this Prospectus, an aggregate of $225 million principal amount of the Initial Notes is outstanding. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Initial Notes accepted in the Exchange Offer. You may tender some or all of your Initial Notes pursuant to the Exchange Offer. However, Initial Notes may be tendered only in integral multiples of $1,000.

     By tendering Initial Notes in exchange for Exchange Notes and by executing the Letter of Transmittal, you will be required to represent, among other things, that:

     -    you are not an "affiliate" (as defined in Rule 405 of the Securities
          Act) of Company (or, if you are an affiliate, that you will comply with the registration and prospectus delivery requirements of the Securities act to the extent applicable);

     - you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes;

     - you are acquiring the Exchange Notes in the ordinary course of your business;

     - you did not acquire the Initial Notes directly from us or from one of our affiliates for resale pursuant to Rule 144A, Regulation S or other available exemption under the Securities Act.

     Each Exchanging Dealer must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

     The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Initial Notes, except that:

     - the offering of the Exchange Notes has been registered under the Securities Act;

     -    the Exchange Notes will not be subject to transfer restrictions; and

     - the Exchange Notes will be issued free of any covenants regarding exchange and registration rights (including that they will not provide for Additional Interest).

     The Exchange Notes will evidence the same debt as the Initial Notes and will be entitled to the benefits of the Indenture under which the Initial Notes were, and the Exchange Notes will be, issued.

     This Prospectus, together with the accompanying Letter of Transmittal, is initially being sent to all registered holders of Initial Notes on or about ____________, 1999. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Initial Notes being tendered. However, the Exchange Offer is subject to certain customary conditions, which we may waive, and to the terms and provisions of the Registration Rights Agreement. See "--Certain Conditions to the Exchange Offer."

     You do not have any appraisal or dissenters' rights under law or the Indenture in connection with the Exchange Offer. We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     If we do not accept for exchange any tendered Initial Notes because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, any such unaccepted Initial Notes will be returned, without expense to you, as promptly as practicable after the Expiration Date.

     If you tender Initial Notes in the Exchange Offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Initial Notes pursuant to the Exchange Offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" means 5:00 p.m., New York City time, on ____________, 1999, unless we, in our sole discretion, extend the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     We have the right to delay accepting any Initial Notes, to extend the Exchange Offer or, if any of the conditions set forth below under "Certain Conditions to the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent. We also have the right to amend the terms of the Exchange Offer in any manner. If we delay acceptance of any Initial Notes, or terminate or amend the Exchange Offer, we will make a public announcement thereof as promptly as practicable. If we believe that we have made a material amendment of the terms of the Exchange Offer, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of such amendment and we will extend the Exchange Offer to the extent required by law. We will notify the Exchange Agent of any extension of the Exchange Offer in writing or orally (which we will promptly confirm in writing). Unless otherwise required by applicable law or regulation, we will make a public announcement of any extension of the Expiration Date before 9:00 a.m., New York City time, on the first business day after the previously-scheduled expiration date.

     Without limiting the manner in which we may choose to make public announcements of any delay, extension, termination or amendment of the Exchange Offer, we shall have no obligation to publish, advise or otherwise communicate any such public announcement, other than by making a timely press release thereof.

INTEREST ON THE EXCHANGE NOTES

     Interest on the Exchange Notes will accrue from the last interest payment date on which interest was paid on the Initial Notes surrendered in exchange therefor or, if no interest has been paid on the Initial Notes, from January 27, 1999. The Exchange Notes will bear interest at a rate of 9 1/2% per year. Interest on the Exchange Notes will be payable semiannually on February 1 and August 1 of each year, beginning August 1, 1999.

PROCEDURES FOR TENDERING

          A holder of Initial Notes who wishes to tender Initial Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, or a facsimile thereof, together with any required signature guarantees and with the certificates representing the Initial Notes being tendered and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. Alternatively, you may either (i) cause DTC to send an Agent's Message (as defined below) to the Exchange Agent in lieu of a Letter of Transmittal and a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Initial Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company ("DTC" or the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below or (ii) comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and the Initial Notes, or a Book-Entry Confirmation, as the case may be, and other required documents must be received by the Exchange Agent at the address set forth below under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The term "Agent's Message" means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Initial Notes stating (i) the aggregate principal amount of Initial Notes which have been tendered by such participant, (ii) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (iii) that the Company may enforce such agreement against the participant.

     DTC has authorized DTC participants that hold Initial Notes on behalf of beneficial owners of Initial Notes through DTC to tender their Initial Notes as if they were holders. To effect a tender of Initial Notes, DTC participants should transmit their acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP") and follow the procedure for book-entry transfer set forth in "--Book-Entry Transfer."

     The tender (as set forth above) by a holder of Initial Notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for the holders.

     The method of delivery of Initial Notes, the Letter of Transmittal and all other required documents to the Exchange Agent, including through DTC's ATOP system, is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. NO LETTER OF TRANSMITTAL OR INITIAL NOTES SHOULD BE SENT TO US.

     Only a holder of Initial Notes may tender such Initial Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Initial Notes are registered on the register maintained by the Trustee or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Initial Notes are held of record by DTC who desires to deliver such Initial Notes by book-entry transfer at DTC.

     Any beneficial holder whose Initial Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Initial Notes, either make appropriate arrangements to register ownership of the Initial Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal must be guaranteed by an "Eligible Institution", which means

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

     - a commercial bank or trust company having an office or correspondent in the United States; or

     - an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act,

unless the Initial Notes tendered pursuant thereto are tendered

     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal; or

     -    for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by the recordholder(s) of the Initial Notes tendered, the signature must correspond with the name(s) written on the face of the Initial Notes without alteration, enlargement or any change whatsoever. If the Letter of Transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the Initial Notes.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Initial Notes listed therein, such Initial Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Initial Notes on behalf of the registered holder, and, in either case, signed as the name of the registered holder or holders appears on the Initial Notes.

     If the Letter of Transmittal or any Initial Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the Letter of Transmittal.

     A tender will be deemed to have been received as of the date when the tendering holder's duly signed Letter of Transmittal accompanied by the Initial Notes tendered (or a timely confirmation of a book-entry transfer of Initial Notes into the Exchange Agent's account at DTC with an Agent's Message) or a Notice of Guaranteed Delivery from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Initial Notes tendered pursuant to a Notice of Guaranteed Delivery by an Eligible Institution will be made only against delivery of the Letter of Transmittal (and any other required documents) and the tendered Initial Notes (or a timely confirmation received of a book-entry transfer of Initial Notes into the Exchange Agent's account at DTC with an Agent's Message) with the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Initial Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Initial Notes not properly tendered or any Initial Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular Initial Notes. Our interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Initial Notes must be cured within such time as we shall determine. Neither we, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Initial Notes nor shall we, the Exchange Agent or any other person incur any liability for failure to give such notification. Tenders of Initial Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Initial Notes received by the Exchange Agent that are not properly tendered, and as to which the defects or irregularities have not been cured or waived, will be returned without cost by the Exchange Agent to the tendering holder of such Initial Notes unless otherwise provided in the Letter of Transmittal as soon as practicable following the Expiration Date.

     In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any Initial Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "--Certain Conditions to the Exchange Offer," to terminate the Exchange Offer and (b) to the extent permitted by applicable law, purchase Initial Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

     By tendering, each holder of Initial Notes will represent to us that, among other things:

     - the Exchange Notes acquired pursuant to the Exchange Offer in exchange for such holder's Initial Notes are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder;

     - neither the holder nor any other person receiving such Exchange Notes has an arrangement or understanding with any person to participate in the distribution of the Exchange Notes;

     - neither the holder nor any such other person receiving such Exchange Notes is an "affiliate" of ours, within the meaning of Rule 405 under the Securities Act (or, if such person is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities act to the extent applicable);

     - the holder did not acquire the Initial Notes directly from us or from one of our affiliates for resale pursuant to Rule 144A, Regulation S or other available exemption under the Securities Act.

ACCEPTANCE OF INITIAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, we will accept, promptly after the Expiration Date, all Initial Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Initial Notes. See "--Certain Conditions to the Exchange Offer." For each Initial Note accepted for exchange, the holder of such Initial Notes will receive an Exchange Note having a principal amount equal to that of the surrendered Initial Note.

     For purposes of the Exchange Offer, we shall be deemed to have accepted properly tendered Initial Notes for exchange when, as and if we have given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

     In all cases, issuance of Exchange Notes for Initial Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed Letter of Transmittal and certificates for such Initial Notes, or a timely Book-Entry Confirmation (with an Agent's Message) of the book-entry transfer of such Initial Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, and all other required documents, in each case, in form satisfactory to us and the Exchange Agent. If any tendered Initial Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Initial Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Initial Notes will be returned without expense to the tendering holder thereof (or, in the case of Initial Notes tendered by book-entry transfer procedures described below, such non-exchanged Initial Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after withdrawal, rejection of tender, the Expiration Date or earlier termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will establish a new account or utilize an existing account with respect to the Initial Notes at DTC within two business days after the date of this Prospectus, and any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of Initial Notes may make a book-entry tender of Initial Notes by causing DTC to transfer such Initial Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. However, although tender of Initial Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an Agent's Message and any other required documents, must, in any case, be received by the Exchange Agent at its address set forth below under the caption "Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. The confirmation of a book-entry transfer of Initial Notes into the Exchange Agent's account at DTC as described above is referred to herein as a "Book Entry Confirmation." Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Exchange Agent.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Initial Notes and who cannot deliver their Initial Notes, the Letter of Transmittal, or any other required documents to the Exchange Agent prior to the Expiration Date, or holders who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

     -    The tender is made through an Eligible Institution;

     - Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Initial Notes, the certificate number or numbers of such Initial Notes and the principal amount of Initial Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date the Letter of Transmittal (or facsimile thereof), together with certificates for all tendered Initial Notes, in proper form for transfer, or a Book-Entry Confirmation with an Agent's Message, as the case may be, and any other required documents will be deposited by the Eligible Institution with the Exchange Agent.

     - The certificates for all tendered Initial Notes, in proper form for transfer, or a Book-Entry Confirmation as the case may be, and all other required documents are received by the Exchange Agent within three business days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Initial Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Initial Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Initial Notes in the Exchange Offer, a facsimile transmission or letter notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must:

     - specify the name of the person having deposited the Initial Notes to be withdrawn (the "Depositor");

     - include a statement that the Depositor is withdrawing its election to have Initial Notes exchanged and identify the Initial Notes to be withdrawn (including the certificate number or numbers and principal amount of such Initial Notes);

     - be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Initial Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Initial Notes to register the transfer of such Initial Notes into the name of the Depositor withdrawing the tender; and

     - specify the name in which any such Initial Notes are to be registered, if different from that of the Depositor.

     If Initial Notes have been tendered pursuant to the procedures for book-entry transfer set forth in "--Procedures for Tendering" and "--Book-Entry Transfer," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Initial Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written, telegraphic, telex or facsimile transmission.

     All questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any Initial Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Initial Notes so withdrawn are validly re-tendered. Any Initial Notes which have been tendered for exchange which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Initial Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described above, such Initial Notes will be credited to an account maintained with DTC for the Initial Notes) as promptly as practicable after withdrawal, rejection of tender, Expiration Date or earlier termination of the Exchange Offer. Properly withdrawn Initial Notes may be re-tendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, we will not be required to accept Initial Notes for exchange, or issue Exchange Notes in exchange for any Initial Notes, and we may terminate or amend the Exchange Offer as provided in this Prospectus before the acceptance of such Initial Notes, if:

     - an action or proceeding has been instituted or threatened in any court or before any governmental agency or body that in our judgment would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to us;

     - a change in the current interpretation of the staff of the Commission has occurred, which current interpretation permits the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Initial Notes to be offered for resale, resold or otherwise transferred by holders thereof (other than in certain circumstances);

     - a law, statute, rule or regulation has been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to us;

     - a stop order has been issued by the Commission or any state securities authority suspending the effectiveness of the Registration Statement of which this Prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), or proceedings shall have been initiated or, to our knowledge, threatened for that purpose;

     - a governmental approval has not been obtained, which approval we deem in our sole discretion, necessary for the consummation of the Exchange Offer; or

     - a change, or a development involving a prospective change, in our business or financial affairs has occurred which, in our sole judgment, might materially impair our ability to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to us.

     These conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, subject to applicable law. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which we may assert at any time and from time to time.

     There can be no assurance that any such condition will not occur. Holders of Initial Notes will have certain rights against us under the Registration Rights Agreement should we fail to consummate the Exchange Offer. If we determine that we may terminate the Exchange Offer, as set forth above, we may:

     - refuse to accept any Initial Notes and return any Initial Notes that have been tendered to the holders thereof;

     - extend the Exchange Offer and retain all Initial Notes tendered prior to the Expiration Date, subject to the rights of such holders of tendered Initial Notes to withdraw their tendered Initial Notes; or

     - waive such termination event with respect to the Exchange Offer and accept all properly tendered Initial Notes that have not been withdrawn.

If such waiver constitutes a material change in the Exchange Offer, we will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Initial Notes, and we will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Initial Notes, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

     The Bank of New York, the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and inquiries for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

     [UPDATE]  By Mail, Overnight Courier or Hand Delivery:

          The Bank of New York
          101 Barclay Street, 21W
          New York, New York 10286
          Attention: Corporate Trust Trustee Administration

     By Facsimile Transmission [(for Eligible Institutions only)]:

          (212) 815-5915
          Attention: Corporate Trust Trustee Administration

     Confirm by Telephone:

          (212) 815-

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     We will pay the expenses of soliciting tenders. We have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     We will pay the cash expenses incurred in connection with the Exchange Offer. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of Initial Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Initial Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Initial Notes tendered, or if tendered Initial Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Initial Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Initial Notes on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the Exchange Offer and the unamortized expenses relating to the issuance of the Initial Notes will be amortized over the term of the Exchange Notes.

REGULATORY APPROVALS

     We do not believe that the receipt of any material federal or state regulatory approvals will be necessary in connection with the Exchange Offer, other than the effectiveness of the Exchange Offer Registration Statement under the Securities Act.

                            DESCRIPTION OF EXCHANGE NOTES

     The Initial Notes were and the Exchange Notes will be issued under an indenture dated as of January 27, 1999 (the "Indenture"), between AMC Entertainment Inc., as issuer, and The Bank of New York, as trustee (the "Trustee"). For purposes of this Description of the Notes, the term "Company" refers to AMC Entertainment Inc. and does not include its subsidiaries. The Exchange Notes are subject to all of the terms of the Indenture, and Holders of Exchange Notes are referred to the Indenture, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, for a statement thereof. The form of the Exchange Notes will be identical in all material respects to that of the Initial Notes except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer. The Exchange Notes will not represent new indebtedness of the Company, and will rank PARI PASSU with the Initial Notes and with the Company's 9-1/2% Senior Subordinated Notes due 2009. Any provision of the Indenture which requires action by or approval of a specified percentage of the Holders of the outstanding Notes shall require the approval of the Holders of such percentage of outstanding Initial Notes and Exchange Notes, in the aggregate. Upon the effectiveness of an Exchange Offer Registration Statement or Shelf Registration Statement, as the case may be, filed under the Securities Act with respect to the Notes, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The following summaries of certain material provisions of the Indenture do not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions".

     There are $225 million principal amount of Initial Notes issued under the Indenture. The Indenture also provides for the original issuance of up to $100 million of additional Notes (subject to the covenants described under "--Certain Covenants"). Any additional Notes will be identical to the Notes in all respects except issue date and issue price.

GENERAL

     The Notes will mature on February 1, 2011 and are limited to $325 million aggregate principal amount. The Initial Notes were issued in a principal amount of $225 million. Each Exchange Note will bear interest at the rate set forth on the cover page hereof from January 27, 1999 or from the most recent interest payment date to which interest has been paid, payable semiannually on February 1 and August 1 of each year, commencing August 1, 1999, to the person in whose name the Exchange Note (or any predecessor Initial Note) is registered at the close of business on the January 15 or July 15 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year of twelve, 30-day months.

     Principal of and premium, if any, and interest on the Notes will be payable in immediately available funds, and the Notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York (which initially will be the corporate trust office of the Trustee, The Bank of New York, 101 Barclay Street, 21W, New York, NY 10286); PROVIDED, HOWEVER, that payment of interest may be made at the option of the Company by check mailed to the person entitled thereto as shown on the Note Register. No service charge will be made for any registration of transfer or exchange or redemption of Notes, except for certain taxes or other governmental charges that may be imposed in connection with any registration of transfer or exchange.

     The Notes are not entitled to the benefit of any sinking fund.

FALL-AWAY EVENT

     In the event that the Notes achieve Investment Grade Status and no Event of Default or Default shall have occurred and be continuing at such time (the occurrence of the foregoing events, being collectively referred to as the "Fall-away Event"), upon the request of the Company the covenants described under "--Certain Covenants" will no longer be applicable to the Company and its Subsidiaries. See "--Certain Covenants". As a result, upon the occurrence of the Fall-away Event the Notes will be entitled to substantially no covenant protection.

SUBORDINATION

     The Notes will be unsecured senior subordinated indebtedness of the Company ranking PARI PASSU with the Company's 9-1/2% Notes due 2009 and all other existing and future senior subordinated indebtedness of the Company. The payment of all Obligations in respect of the Notes will be subordinated, as set forth in the Indenture, in right of payment to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness.

     In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or to its assets, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company, the holders of Senior Indebtedness will first be entitled to receive payment in full in cash or Cash Equivalents of all Senior Indebtedness, or provision shall be made for such payment in full in cash or Cash Equivalents to the satisfaction of the holders of Senior Indebtedness, before the Holders will be entitled to receive any payment or distribution of any kind or character from any source (other than any payment or distribution in the form of equity securities or subordinated securities of the Company or any successor obligor provided for by a plan of reorganization or readjustment that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the Notes are so subordinated as provided in the Indenture) (such equity securities or subordinated securities hereinafter being "Permitted Junior Securities") on account of all Obligations in respect of the Notes or on account of the purchase, deposit for defeasance or redemption or other acquisition of Notes.

     No payment (other than any payments made pursuant to the provisions described under "--Defeasance and Covenant Defeasance of the Indenture" from monies or U.S. Government Obligations previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character from any source, whether in cash, property or securities (other than Permitted Junior Securities), may be made by the Company on account of all Obligations in respect of the Notes or on account of the purchase, redemption, deposit for defeasance or other acquisition of Notes upon the occurrence of any default in payment (whether at stated maturity, upon scheduled installment, by acceleration or otherwise) of principal of, premium, if any, or interest in respect of any Senior Indebtedness beyond any applicable grace periods (a "Payment Default") until such Payment Default shall have been cured or waived or have ceased to exist or such Senior Indebtedness shall have been discharged or paid in full in cash or Cash Equivalents.

     No payment (other than any payments made pursuant to the provisions described under "--Defeasance and Covenant Defeasance of the Indenture" from monies or U.S. Government Obligations previously deposited with the Trustee) or distribution of any assets of the Company of any kind or character from any source, whether in cash, property or securities (other than Permitted Junior Securities), may be made by the Company on account of all Obligations in respect of the Notes or on account of the purchase, redemption, deposit for defeasance or other acquisition of Notes for the period specified below ("Payment Blockage Period") upon the occurrence of any default with respect to any Designated Senior Indebtedness not covered by the immediately preceding paragraph pursuant to which the maturity thereof may be accelerated (a "Non-payment Default") and receipt by the Trustee of written notice thereof from the representatives of the holders of any Designated Senior Indebtedness.

     The Payment Blockage Period will commence upon the date of receipt by the Trustee of written notice from such representative and shall end on the earliest of

          (1) 179 days thereafter (PROVIDED any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated, in which case the provisions of the second preceding paragraph shall apply),

          (2) the date on which such Non-payment Default is cured, waived or ceases to exist or such Designated Senior Indebtedness is discharged or paid in full in cash or Cash Equivalents,

          (3) such Designated Senior Indebtedness has been discharged or paid in full in cash or Cash Equivalents or

          (4) such Payment Blockage Period shall have been terminated by written notice to the Trustee from the representative initiating such Payment Blockage Period,

after which the Company will resume making any and all required payments in respect of the Notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a subsequent Payment Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days.

     In the event that, notwithstanding the foregoing, the Trustee or any holder of the Notes shall have received any payment prohibited by the foregoing, then such payment shall be paid over to the representatives of such Designated Senior Indebtedness initiating the Payment Blockage Period, to be held in trust for distribution to the holders of Senior Indebtedness or, to the extent amounts are not then due in respect of Senior Indebtedness, prompt return to the Company, or otherwise as a court of competent jurisdiction shall direct.

     Failure by the Company to make any required payment in respect of the Notes when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, will result in an Event of Default and, thereafter, Holders will have the right to require repayment of the Notes in full. See "--Events of Default".

     By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of the Company, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Holders, and assets which would otherwise be available to pay obligations in respect of the Notes will be available only after all Senior Indebtedness has been paid in full in cash or Cash Equivalents, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes.

     "SENIOR INDEBTEDNESS" means:

          (1) all obligations of the Company, now or hereafter existing, under or in respect of the Credit Facility, whether for principal, premium, if any, interest (including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against the Company under the Bankruptcy Laws, whether or not such interest is allowed as a claim after such filing in any proceeding under such law), fees, expenses, indemnities, gross-ups or other payments thereunder and

          (2) the principal of, premium, if any, and interest on all other Indebtedness of the Company (other than the Notes and the 9 1/2% Notes due
     2009), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes.

     Notwithstanding the foregoing, "Senior Indebtedness" shall not include:

          (1)  Indebtedness evidenced by the Notes,

          (2) Indebtedness of the Company that is expressly subordinated in right of payment to any Senior Indebtedness of the Company, the Notes or the Indebtedness evidenced by the 9 1/2% Notes due 2009,

          (3) Indebtedness of the Company that by operation of law is subordinate to any general unsecured obligations of the Company,

          (4) Indebtedness of the Company to the extent incurred in violation of any covenant of the Indenture,

          (5) any liability for Federal, state or local taxes or other taxes, owed or owing by the Company,

          (6)  trade account payables owed or owing by the Company,

          (7) amounts owed by the Company for compensation to employees or for services rendered to the Company,

          (8) Indebtedness of the Company to any Subsidiary or any other Affiliate of the Company, and

          (9) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to the Company or any Subsidiary.

     "DESIGNATED SENIOR INDEBTEDNESS" means:

          (1)  all Senior Indebtedness under the Credit Facility and

          (2)  any other Senior Indebtedness

               (a) which at the time of determination exceeds $30 million in aggregate principal amount,

               (b) which is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company and

               (c) as to which the Trustee has been given written notice of such designation.

OPTIONAL REDEMPTION

     The Notes are redeemable, at the option of the Company, as a whole or in part, at any time on or after February 1, 2004, at the Redemption Prices (expressed as percentages of the principal amount thereof) set forth below together with accrued and unpaid interest to the Redemption Date, if redeemed during the 12-month period beginning on February 1 of the years indicated:

Year                                                           Redemption Price
----                                                           ----------------
2004......................................................     104.750%
2005......................................................     103.167%
2006......................................................     101.583%

YEAR                                                           Redemption Price
----                                                           ----------------
2007......................................................     100.000%

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee not more than 60 days prior to the Redemption Date by such method as the Trustee shall deem fair and appropriate; PROVIDED, HOWEVER, that Notes will not be redeemed in amount less than the minimum authorized denomination of $1,000. Notice of redemption shall be mailed by first class mail not less than 30 nor more than 60 days prior to the Redemption Date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption.

CERTAIN COVENANTS

     The Indenture will provide that all of the following restrictive covenants will be applicable to the Company unless and until the Fall-away Event occurs. In such event, the Company will be released from its obligations to comply with the restrictive covenants described below as well as certain other obligations. The covenants that will be released upon the Fall-away Event are "Limitation on Consolidated Indebtedness", "Limitation on Restricted Payments", "Limitation on Transactions with Affiliates", "Limitation on Senior Subordinated Indebtedness" and clause (3) under the "Merger and Sale of Assets" covenant.

     LIMITATION ON CONSOLIDATED INDEBTEDNESS. The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or guarantee, or in any other manner become directly or indirectly liable for the payment of, any Indebtedness (excluding Permitted Indebtedness) unless, at the time of such event and after giving effect thereto on a pro forma basis, the Company's Consolidated EBITDA Ratio for the four full fiscal quarters immediately preceding such event, taken as one period calculated on the assumption that such Indebtedness had been incurred on the first day of such four quarter period, is greater than or equal to 1.75:1. The definition of EBITDA used for this purpose differs in significant respects from that presented under "Summary Financial Data." See "--Certain Definitions."

     LIMITATION ON RESTRICTED PAYMENTS. The Company shall not directly or indirectly:

          (1) declare or pay any dividend on, or make any distribution in respect of, any shares of the Company's or any Subsidiary's Capital Stock (excluding dividends or distributions payable in shares of its Capital Stock or in options, warrants or other rights to purchase such Capital Stock, but including dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock (other than dividends on such Redeemable Capital Stock payable in shares of such Redeemable Capital Stock)) held by any Person other than the Company or any of its Wholly Owned Subsidiaries; or

          (2) purchase, redeem or acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Subsidiary of the Company) or any options, warrants or other rights to acquire such Capital Stock;

(such payments or any other actions described in (1) and (2) above are collectively referred to as "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution):

          (a) no Default or Event of Default shall have occurred and be continuing,

          (b) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "Limitation on Consolidated Indebtedness" and

          (c) the aggregate amount of all Restricted Payments declared or made after the Closing Date (including the proposed Restricted Payment) does not exceed the sum of:

               (i) (x) Consolidated EBITDA for the Restricted Payments Computation Period minus (y) 1.75 times Consolidated Interest Expense for the Restricted Payments Computation Period;

               (ii) the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after the Closing Date by the Company from the issuance or sale (other than to any of its Subsidiaries) of shares of Capital Stock of the Company (other than Redeemable Capital Stock) or warrants, options or rights to purchase such shares of Capital Stock;

               (iii) the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Company), received after the Closing Date by the Company from debt securities that have been converted into or exchanged for Capital Stock of the Company (other than Redeemable Capital Stock) to the extent such debt securities were originally sold for such net proceeds plus the aggregate cash received by the Company at the time of such conversion; and

               (iv)    $100 million.

     Notwithstanding the foregoing limitation, the Company may

          (1) pay dividends on its Capital Stock within sixty days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the foregoing limitation or

          (2) acquire, redeem or retire Capital Stock in exchange for, or in connection with a substantially concurrent issuance of, Capital Stock of the Company (other than Redeemable Capital Stock).

     LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than a Wholly Owned Subsidiary of the Company) involving aggregate consideration in excess of $5 million unless

          (1) such transaction or series of transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available at the time of such transaction or series of transactions in a comparable transaction in an arm's-length dealing with an unaffiliated third party,

          (2) such transaction or series of transactions is in the best interests of the Company and

          (3) with respect to a transaction or series of transactions involving aggregate payments equal to or greater than $50 million, a majority of disinterested members of the Board of Directors determines that such transaction or series of transactions complies with clauses (1) and
     (2) above, as evidenced by a Board Resolution.

     Notwithstanding the foregoing limitation, the Company and its Subsidiaries may enter into or suffer to exist the following:

          (1) any transaction pursuant to any contract in existence on the Closing Date;

          (2) any Restricted Payment permitted to be made pursuant to the provisions of "Limitation on Restricted Payments" above;

          (3) any transaction or series of transactions between the Company and one or more of its Subsidiaries or between two or more of its Subsidiaries (PROVIDED that no more than 5% of the equity interest in any such Subsidiary is owned, directly or indirectly (other than by direct or indirect ownership of an equity interest in the Company), by any Affiliate of the Company other than a Subsidiary) and

          (4) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of its Subsidiaries.

     LIMITATION ON SENIOR SUBORDINATED INDEBTEDNESS. The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in right of payment to the Notes.

MERGER AND SALE OF SUBSTANTIALLY ALL ASSETS

     The Company shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than any Wholly Owned Subsidiary) or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person (other than any Wholly Owned Subsidiary) or group of affiliated Persons unless at the time and after giving effect thereto

          (1)  either

               (a)     the Company shall be the continuing corporation or

               (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer, lease or disposition the properties and assets of the Company substantially as an entirety (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume all the obligations of the Company under the Notes and the Indenture,

          (2) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing, and

          (3) immediately before and immediately after giving effect to such transaction on a pro forma basis, except in the case of the consolidation or merger of any Subsidiary with or into the Company, the Company (or the Surviving Entity if the Company is not the continuing corporation) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "Limitation on Consolidated Indebtedness".

     In connection with any consolidation, merger, transfer or lease contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in the form and substance reasonably satisfactory to the Trustee, an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and the supplemental indenture in respect thereto comply with the provisions described herein and that all conditions precedent herein provided for or relating to such transaction have been complied with.

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such a consolidation or into which the Company is merged or to which such transfer is made shall succeed to, shall be substituted for and may exercise every right and power of the Company under the Notes and the Indenture, with the same effect as if such successor corporation had been named as the Company therein. In the event of any transaction (other than a lease) described and listed in the immediately preceding paragraphs in which the Company is not the continuing corporation, the successor Person formed or remaining shall succeed to, be substituted for and may exercise every right and power of the Company, and the Company shall be discharged from all obligations and covenants under the Notes and the Indenture.

CHANGE OF CONTROL


     Upon the occurrence of a Change of Control, the Company will be required to make an offer (a "Change of Control Offer") to purchase all Outstanding Notes at a purchase price (the "Change of Control Purchase Price") equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase.

     Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Payment Date.

     The Change of Control provision of the Notes may in certain circumstances make it more difficult or discourage a takeover of the Company and, as a result, may make removal of incumbent management more difficult. The Change of Control provision, however, is not the result of the Company's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control provision is a result of negotiations between the Company and the Initial Purchasers. The Company is not presently in discussions or negotiations with respect to any pending offers which, if accepted, would result in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future.

     The Credit Facility provides that certain change of control events with respect to the Company would constitute a default thereunder. In such circumstances, the subordination provisions in the Indenture could restrict payments to the Holders of the Notes. Finally, the Company's ability to pay cash to the Holders of the Notes in connection with a Change of Control may be limited to the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

     The provisions of the Indenture would not necessarily afford Holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the Holders.

     If an offer is made to repurchase the Notes pursuant to a Change of Control Offer, the Company will comply with all tender offer rules under state and Federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14(e) thereunder, to the extent applicable to such offer.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture and the Registration Rights Agreement without charge by writing to AMC Entertainment Inc., Attention: Ms. Nancy L. Gallagher, Vice President and Secretary, 106 West 14th Street, Kansas City, Missouri 64105-1977 (telephone:
(816) 221-4000).

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used herein for which no definition is provided.

     "ACQUIRED INDEBTEDNESS" of any particular Person shall mean Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such particular Person or assumed by such particular Person in connection with the acquisition of assets from any other Person, and not incurred by such other Person in connection with, or in contemplation of, such other Person merging with or into such particular Person or becoming a Subsidiary of such particular Person or such acquisition.

     "AFFILIATE" shall mean, with respect to any specified Person:

          (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified
     Person or

          (2) any other Person that owns, directly or indirectly, 10% or more of such Person's Capital Stock or any officer or director of any such Person or other Person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin.

     For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and controlled" have meanings correlative to the foregoing.

     "BOARD OF DIRECTORS" shall mean the Board of Directors of the Company or any committee of such Board of Directors duly authorized to act under the Indenture.

     "BOARD RESOLUTION" shall mean a copy of a resolution, certified by the Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "BUSINESS DAY" shall mean any day other than a Saturday or Sunday or other day on which banks in New York, New York, Kansas City, Missouri, or the city in which the Trustee's Office is located are authorized or required to be closed, or, if no Note is outstanding, the city in which the principal corporate trust office of the Trustee is located.

     "CAPITAL LEASE OBLIGATION" of any Person shall mean any obligations of such Person and its Subsidiaries on a consolidated basis under any capital lease of a real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation (together with Indebtedness in the form of operating leases entered into by the Company or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10).

     "CAPITAL STOCK" of any Person shall mean any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, any rights (other than debt securities convertible into capital stock), warrants or options to acquire such capital stock, whether now outstanding or issued after the date of the Indenture.

     "CASH EQUIVALENTS" means:

          (1)  United States dollars,

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality,

          (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any United States domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better,

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and
     (3) entered into with any financial institution meeting the qualifications specified in clause (3) above,

          (5) commercial paper having one of the two highest rating categories obtainable from Moody's or S&P in each case maturing within six months after the date of acquisition and

          (6) readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from Moody's or S&P.

     "CHANGE OF CONTROL" shall mean the occurrence of, after the date of the Indenture, either of the following events:

          (1) any Person (other than a Permitted Holder) or any Persons (other than any Permitted Holders) acting together that would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a "Group"), together with any Affiliates thereof (other than any Permitted Holders) shall beneficially own (as defined in Rule 13d-3 under the Exchange Act, or any successor provision thereto) at least 50% of the aggregate voting power of all classes of Capital Stock of the Company entitled to vote generally in the election of directors (the determination of aggregate voting power to recognize that the Company's Class B Stock, par value 66 2/3 CENTS per share, currently has ten votes per share and the Company's Common Stock, par value 66 2/3 CENTS per share, currently has one vote per share) or

          (2) any Person (other than a Permitted Holder) or Group (other than any Permitted Holders) together with any Affiliates thereof (other than any Permitted Holders) shall succeed in having a sufficient number of its nominees who are not management nominees elected to the Board of Directors of the Company such that such nominees when added to any existing director remaining on the Board of Directors of the Company after such election who is an Affiliate (other than any Permitted Holder) of such Group, will constitute a majority of the Board of Directors of the Company.

     "CLOSING DATE" shall mean the date on which the Offered Notes are originally issued under the Indenture.

     "CONSOLIDATED EBITDA" shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period increased (to the extent deducted in determining Consolidated Net Income) by the sum of:

          (1) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses);

          (2) Consolidated Interest Expense of such Person and its Subsidiaries for such period;

          (3) depreciation expense of such Person and its Subsidiaries for such period;

          (4) amortization expense of such Person and its Subsidiaries for such period including amortization of capitalized debt issuance costs; and

          (5) any other non-cash charges of such Person and its Subsidiaries for such period (including non-cash expenses recognized in accordance with Financial Accounting Standard Number 106), all determined on a consolidated basis in accordance with GAAP;

PROVIDED, HOWEVER, that, for purposes of this definition, all transactions involving the acquisition of any Person or motion picture theatre by another Person shall be accounted for on a "pooling of interests" basis and not as a purchase; PROVIDED, FURTHER, that, solely with respect to calculations of the Consolidated EBITDA Ratio:

          (1) Consolidated EBITDA shall include the effects of incremental contributions the Company reasonably believes in good faith could have been achieved during the relevant period as a result of a Theatre Completion had such Theatre Completion occurred as of the beginning of the relevant period; PROVIDED, HOWEVER, that such incremental contributions were identified and quantified in good faith in an Officers' Certificate delivered to the Trustee at the time of any calculation of the Consolidated EBITDA Ratio,

          (2) Consolidated EBITDA shall be calculated on a pro forma basis after giving effect to any motion picture theatre or screen that was permanently or indefinitely closed for business at any time on or subsequent to the first day of such period as if such theatre or screen was closed for the entire period, and

          (3) All preopening expense and theatre closure expense which reduced Consolidated Net Income during any applicable period shall be added to Consolidated EBITDA.

     "CONSOLIDATED EBITDA RATIO" of any Person shall mean, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period (other than any non-cash Consolidated Interest Expense attributable to any amortization or write-off of deferred financing costs); PROVIDED that, in making such computation,

          (1) the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, and

          (2) with respect to any Indebtedness which bears, at the option of such Person, a fixed or floating rate of interest, such Person shall apply, at its option, either the fixed or floating rate.

     "CONSOLIDATED INTEREST EXPENSE" of any Person shall mean, without duplication, for any period, as applied to any Person:

          (1)  the sum of

               (a) the aggregate of the interest expense on Indebtedness of such Person and its consolidated Subsidiaries for such period, on a consolidated basis, including, without limitation:

                       (i)    amortization of debt discount,

                       (ii) the net cost under Interest Rate Protection Agreements (including amortization of discounts),

                       (iii) the interest portion of any deferred payment obligation and

                       (iv)   accrued interest, plus

               (b) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its consolidated Subsidiaries during such period, minus

          (2) the cash interest income (exclusive of deferred financing fees) of such Person and its consolidated subsidiaries during such period, in each case as determined in accordance with GAAP consistently applied.

     "CONSOLIDATED NET INCOME (LOSS)" of any Person shall mean, for any period, the consolidated net income (or loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding all extraordinary gains or losses (net of reasonable fees and expenses relating to the transaction giving rise thereto) of such Person and its Subsidiaries.

     "CONSTRUCTION INDEBTEDNESS" shall mean Indebtedness incurred by the Company or its Subsidiaries in connection with the construction of motion picture theatres or screens.

     "CREDIT FACILITY" shall mean that certain Amended and Restated Credit Agreement, dated as of April 10, 1997, among the Company, The Bank of Nova Scotia, as administrative agent, Bank of America National Trust and Savings Association, as document agent, and the various other financial institutions thereto, as the same may be amended from time to time, together with any extensions, revisions, refinancings or replacements thereof by a lender or syndicate of lenders.

     "CURRENCY HEDGING OBLIGATIONS" shall mean the obligations of any Person pursuant to an arrangement designed to protect such Person against fluctuations in currency exchange rates.

     "DEBT RATING" shall mean the rating assigned to the Notes by Moody's or S&P, as the case may be.

     "DEFAULT" means any event which is, or after notice or the passage of time or both, would be, an Event of Default.

     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

     "FAIR MARKET VALUE" shall mean, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

     "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" or "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied.

     "GUARANTEE" shall mean, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

          (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

PROVIDED that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "GUARANTEED INDEBTEDNESS" of any Person shall mean, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness and all dividends of other Persons for the payment of which, in either case, such Person is directly or indirectly responsible or liable as obligor, guarantor or otherwise.

     "INDEBTEDNESS" shall mean, with respect to any Person, without duplication:

          (1) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, now or hereafter outstanding,

          (2) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

          (3) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business,

          (4) every obligation of such Person issued or contracted for as payment in consideration of the purchase by such Person or a Subsidiary of such Person of the Capital Stock or substantially all of the assets of another Person or in consideration for the merger or consolidation with respect to which such Person or a Subsidiary of such Person was a party,

          (5) all Indebtedness referred to in clauses (1) through (4) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,

          (6)  all Guaranteed Indebtedness of such Person,

          (7) all obligations under Interest Rate Protection Agreements of such Person,

          (8)  all Currency Hedging Obligations of such Person,

          (9)  all Capital Lease Obligations of such Person, and

          (10) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses
     (1) through (9) above.

     "INTEREST RATE PROTECTION AGREEMENT" shall mean any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in interest rates.

     "INVESTMENT GRADE STATUS" exists as of a date and thereafter if at such date either:

          (1) the Debt Rating of Moody's is at least Baa3 (or the equivalent) or higher or

          (2) the Debt Rating of S&P is at least BBB- (or the equivalent) or higher.

     "LIEN" shall mean any mortgage, lien (statutory or other), pledge, security interest, encumbrance, claim, hypothecation, assignment for security, deposit arrangement or preference or other security agreement of any kind or nature whatsoever. A Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to Indebtedness of such Person. The right of a distributor to the return of its film held by a Person under a film licensing agreement is not a Lien as used herein. Reservation of title under an operating lease by the lessor and the interest of the lessee therein are not Liens as used herein.

     "MATURITY" means, with respect to any Note, the date on which the principal of such Note becomes due and payable as provided in such Note or the Indenture, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

     "MOODY'S" shall mean Moody's Investor Service, Inc. or any successor to the rating agency business thereof.

     "NON-RECOURSE INDEBTEDNESS" shall mean Indebtedness as to which:

          (1)  none of the Company or any of its Subsidiaries

               (a) provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness) or

               (b)     is directly or indirectly liable and

          (2) no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against the relevant Unrestricted Subsidiary or its assets) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or its Subsidiaries (other than Non-recourse Indebtedness) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "OBLIGATIONS" means any principal (including reimbursement obligations and guarantees), premium, if any, interest (including interest accruing on or after the filing of, or which would have accrued but for the filing of, any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements, claims for rescission, damages, gross-up payments and other liabilities payable under the documentation governing any Indebtedness or otherwise.

     "OFFICER" shall mean the Chairman of the Board, any Co-Chairman of the Board, President, the Chief Executive Officer, any Executive Vice President and the Chief Financial Officer of the Company.

     "OFFICERS' CERTIFICATE" shall mean a certificate signed by two Officers.

     "OPINION OF COUNSEL" shall mean a written opinion of counsel to the Company or any other Person reasonably satisfactory to the Trustee.

     "PERMITTED HOLDER" means:

          (1) Mr. Stanley H. Durwood, his spouse and any of his lineal descendants and their respective spouses (collectively, the "Durwood Family") and any Affiliate of any member of the Durwood Family,

          (2) Mr. Stanley H. Durwood's estate, or any trust established by Mr. Stanley H. Durwood, during any period of administration prior to the distribution of assets to beneficiaries who are Persons described in clause
     (3) below,

          (3) any trust which is established solely for the benefit of one or more members of the Durwood Family (whether or not any member of the Durwood Family is a trustee of such trust) or solely for the benefit of one or more charitable organizations or solely for the benefit of a combination of members of the Durwood Family and one or more charitable organizations and

          (4) any Subsidiary, any employee stock purchase plan, stock option plan or other stock incentive plan or program, retirement plan or automatic reinvestment plan or any substantially similar plan of the Company or any Subsidiary or any Person holding securities of the Company for or pursuant to the terms of any such employee benefit plan; PROVIDED that if any lender or other Person shall foreclose on or otherwise realize upon or exercise any remedy with respect to any security interest in or Lien on any securities of the Company held by any Person listed in this clause (4), then such securities shall no longer be deemed to be held by a Permitted Holder.

     "PERMITTED INDEBTEDNESS" shall mean the following:

          (1)  Indebtedness of the Company under the Offered Notes;

          (2) Indebtedness of the Company under the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $425 million;

          (3) Indebtedness of the Company or any of its Subsidiaries outstanding on the Closing Date;

          (4) Indebtedness of the Company or any of its Subsidiaries consisting of Permitted Interest Rate Protection Agreements;

          (5) Indebtedness of the Company or any of its Subsidiaries to any one or the other of them;

          (6) Indebtedness incurred to renew, extend, refinance or refund (each, a "refinancing") any Indebtedness outstanding on the Closing Date in an aggregate principal amount not to exceed the principal amount of the Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company incurred in connection with such refinancing;

          (7) Indebtedness of any Subsidiary incurred in connection with the Guarantee of any Indebtedness of the Company;

          (8) Indebtedness relating to Currency Hedging Obligations entered into solely to protect the Company or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations;

          (9) Capital Lease Obligations of the Company or any of its Subsidiaries;

          (10) Indebtedness of the Company or any of its Subsidiaries in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations;

          (11) Indebtedness represented by property, liability and workers' compensation insurance (which may be in the form of letters of credit);

          (12) Acquired Indebtedness; PROVIDED that such Indebtedness, if incurred by the Company, would be in compliance with "Limitation on Consolidated Indebtedness";

          (13) Indebtedness of the Company or any of its Subsidiaries to an Unrestricted Subsidiary for money borrowed; PROVIDED that such Indebtedness is subordinated in right of payment to the Notes and the Weighted Average Life of such Indebtedness is greater than the Weighted Average Life of the Notes;

          (14) Construction Indebtedness in an aggregate principal amount that does not exceed $100 million; and

          (15) Indebtedness not otherwise permitted to be incurred pursuant to clauses (1) through (14) above which, together with any other Indebtedness pursuant to this clause (14), has an aggregate principal amount that does not exceed $100 million at any time outstanding.

     "PERMITTED INTEREST RATE PROTECTION AGREEMENTS" shall mean, with respect to any Person, Interest Rate Protection Agreements entered into in the ordinary course of business by such Person that are designed to protect such Person against fluctuations in interest rates with respect to Permitted Indebtedness and that have a notional amount no greater than the payment due with respect to Permitted Indebtedness hedged thereby.

     "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

     "REDEEMABLE CAPITAL STOCK" shall mean any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

     "RESTRICTED PAYMENTS" shall have the meaning set forth in the "Limitation on Restricted Payments" covenant.

     "RESTRICTED PAYMENTS COMPUTATION PERIOD" shall mean the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Closing Date to the last day of the Company's fiscal quarter preceding the date of the applicable proposed Restricted Payment.

     "S&P" shall mean Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

     "STATED MATURITY", when used with respect to any Note or any installment of interest thereof, means the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable.

     "SUBSIDIARY" of any person shall mean:

          (1) any corporation of which more than 50% of the outstanding shares of Capital Stock having ordinary voting power for the election of directors is owned directly or indirectly by such Person and

          (2) any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly, has more than a 50% equity interest, and, except as otherwise indicated herein, references to Subsidiaries shall refer to Subsidiaries of the Company.

     Notwithstanding the foregoing, for purposes hereof, an Unrestricted Subsidiary shall not be deemed a Subsidiary of the Company other than for purposes of the definition of "Unrestricted Subsidiary" unless the Company shall have designated in writing to the Trustee an Unrestricted Subsidiary as a Subsidiary. A designation of an Unrestricted Subsidiary as a Subsidiary may not thereafter be rescinded.

     "SURVIVING ENTITY" shall have the meaning set forth under "Merger and Sale of Substantially All Assets".

     "THEATRE COMPLETION" shall mean any motion picture theatre or screen which was first opened for business during any applicable period.

     "UNRESTRICTED SUBSIDIARY" shall mean a Subsidiary of the Company designated in writing to the Trustee

          (1) whose properties and assets, to the extent they secure Indebtedness, secure only Non-Recourse Indebtedness,

          (2) that has no Indebtedness other than Non-Recourse Indebtedness and

          (3)  that has no Subsidiaries.

     "VOTING STOCK" shall mean stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time, stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     "WEIGHTED AVERAGE LIFE" shall mean, as of any date, with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of the number of years from such date to the dates of each successive scheduled principal payment (including any sinking fund payment requirements) of such debt security multiplied by the amount of such principal payment, by
(2) the sum of all such principal payments.

     "WHOLLY OWNED SUBSIDIARY" of any Person shall mean a Subsidiary of such Person, all of the Capital Stock (other than directors' qualifying shares) or other ownership interests of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

EVENTS OF DEFAULT

     The following will be "Events of Default" under the Indenture:

          (1) default in the payment of any interest on any Note when it becomes due and payable and continuance of such default for a period of 30 days;

          (2) default in the payment of the principal of or premium, if any, on any Note at its Maturity (upon acceleration, optional redemption, required purchase or otherwise);

          (3) default in the performance, or breach, of any covenant or warranty of the Company contained in the Indenture (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clause (1) or (2) above) and continuance of such default or breach for a period of 60 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

          (4) (a) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Company or AMC aggregating
     $5 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or
     (b) Indebtedness of the Company or AMC aggregating $5 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled prepayment) prior to the stated maturity thereof;

          (5) any holder of any Indebtedness in excess of $5 million in the aggregate of the Company or AMC shall notify the Trustee of the intended sale or disposition of any assets of the Company or AMC that have been pledged to or for the benefit of such Person to secure such Indebtedness or shall commence proceedings, or take action (including by way of set-off) to retain in satisfaction of any such Indebtedness, or to collect on, seize, dispose of or apply, any such asset of the Company or AMC pursuant to the terms of any agreement or instrument evidencing any such Indebtedness of the Company or AMC or in accordance with applicable law;

          (6) one or more final judgments or orders shall be rendered against the Company or AMC for the payment of money, either individually or in an aggregate amount, in excess of $5 million and shall not be discharged and either (a) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect; and

          (7) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or AMC.

     If an Event of Default (other than an Event of Default specified in clause (7) above) shall occur and be continuing, the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of all Notes due and payable; PROVIDED, HOWEVER, that so long as the Credit Facility shall be in full force and effect, if an Event of Default shall occur and be continuing (other than an Event of Default specified in clause (7)), any such acceleration shall not become effective until the earlier of

          (a) five Business Days following a delivery of a notice of such acceleration to the agent under the Credit Facility and

          (b)  the acceleration of any amounts under the Credit Facility.

     If an Event of Default specified in clause (7) above occurs and is continuing, then the principal of all the Notes shall become due and payable without any declaration or other act on the part of the Trustee or any Holder. After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the Outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if

          (1) the Company has paid or deposited, or caused to be paid or deposited, with the Trustee a sum sufficient to pay

               (A) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances to the Trustee, its agents and counsel,


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


               (B)     all overdue interest on all Notes,

               (C) the principal of and premium, if any, on any Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes and

               (D) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes, and

          (2) all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived.

     The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during the existence of an Event of Default to act with the required standard of care, to be indemnified by the Holders of Notes before proceeding to exercise any right or power under the Indenture at the request of such Holders. The Indenture provides that the Holders of a majority in aggregate principal amount of the Notes then Outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee.

     During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Trust Indenture Act of 1939 contains limitations on the rights of the Trustee, should it be a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; PROVIDED that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

     The Company will be required to furnish to the Trustee annually a statement as to any default by the Company in the performance and observance of its obligations under the Indenture.

DEFEASANCE AND COVENANT DEFEASANCE OF THE INDENTURE

     The Company may, at its option, and at any time, elect to have the obligations of the Company discharged with respect to all Outstanding Notes ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the Outstanding Notes and to have satisfied its other obligations under the Indenture, except for the following which shall survive until otherwise terminated or discharged:

          (1) the rights of Holders of Outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due,

          (2) the Company's obligations with respect to the Notes relating to the issuance of temporary Notes, the registration, transfer and exchange of Notes, the replacement of mutilated, destroyed, lost or stolen Notes, the maintenance of an office or agency in The City of New York, the holding of money for security payments in trust and statements as to compliance with the Indenture,

          (3) its obligations in connection with the rights, powers, trusts, duties and immunities of the Trustee and

          (4)  the defeasance provisions of the Indenture.

     In addition the Company may, at its option and at any time, elect to be released from its obligations with respect to certain of its restrictive covenants under the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the Notes.

     In order to exercise either defeasance or covenant defeasance:

          (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, certain U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any, on) and interest on the Outstanding Notes on the Stated Maturity (or Redemption Date, if applicable) of such principal (and premium, if any) or installment of interest,

          (2) in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that

               (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or

               (b) since the date of this Prospectus, there has been a change in the applicable United States Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Outstanding Notes will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred,

          (3) in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Outstanding Notes will not recognize income, gain or loss for United States Federal income tax purposes as a result of such covenant defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred,

          (4) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940 and

          (5) the Company must comply with certain other conditions, including that such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company is a party or by which it is bound.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be entered into by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby:

          (1) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption
     Date),

          (2) reduce the amount of, or change the coin or currency of, or impair the right to institute suit for the enforcement of, the Change of Control Purchase Price,

          (3) reduce the percentage in principal amount of Outstanding Notes, the consent of whose Holders is necessary to amend or waive compliance with certain provisions of the Indenture or to waive certain defaults,

          (4) modify any of the provisions relating to supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of Outstanding Notes the consent of whose Holders is required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby or

          (5) modify any of the provisions of the Indenture relating to the subordination of the Notes in a manner adverse to any Holder.

     The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive compliance with certain restrictive covenants and provisions of the Indenture.

     Without the consent of any holder of the Notes, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of
Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the Notes, to make any change to the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness under such provisions or to comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

BOOK-ENTRY SYSTEM

     Except as set forth in the following paragraph, the Exchange Notes will be initially represented by one or more global Notes (each a "Global Exchange Note"). The Global Exchange Note will be deposited with or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Investors may hold their beneficial interests in the Global Exchange Note directly through DTC if they have an account with DTC or indirectly through organizations which have accounts with DTC.

     Exchange Notes that are issued as described below under "-Certificated Notes" will be issued in definitive form. Upon the transfer of an Exchange Note in definitive form, such Exchange Note will, unless the Global Exchange Note has previously been exchanged for Exchange Notes in definitive form, be exchanged for an interest in the Global Exchange Note representing the principal amount of Exchange Notes being transferred.

     The Company expects that pursuant to procedures established by DTC (a) upon issuance of the Global Exchange Note in exchange for the Initial Notes pursuant to the Exchange Offer, DTC or its custodian will credit on its internal system portions of the Global Exchange Note to the respective accounts of persons who have accounts with DTC and (b) ownership of the Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through records maintained by DTC or its nominee (with respect to interests of participants (as defined below) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in a Global Exchange Note will be limited to persons that have accounts with DTC ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Exchange Note by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Exchange Note.

     Payment of principal, premium, if any, and interest on Notes represented by any such Global Exchange Note will be made to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee or any agent of the Company will have any responsibility or liability for any aspect of the Depository's reports relating to or payments made on account of beneficial ownership interests in a Global Exchange Note representing any Exchange Notes or for maintaining, supervising or reviewing any of the Depository's records relating to such beneficial ownership interests.

     The Company expects that upon receipt of any payment of principal of, premium, if any, or interest on any Global Exchange Note, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Exchange Note, as shown on the records of DTC. The Company expects that payments by participants to owners of beneficial interests in a Global Exchange Note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

     So long as DTC or its nominee is the registered owner or holder of such Global Exchange Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Exchange Note for the purposes of receiving payment on the Exchange Notes, receiving notices and for all other purposes under the Indenture and the Exchange Notes. Beneficial interests in the Exchange Notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as provided below, owners of beneficial interests in a Global Exchange Note will not be entitled to receive physical delivery of certificated Exchange Notes in definitive form and will not be considered the holders of such Global Exchange Note for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Exchange Note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Exchange Note desires to give or take any action that a holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     The Company understands that DTC will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more participants to whose account with DTC interests in the Global Exchange Note are credited and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such participant or participants has or have given such direction.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee or any agent of the Company will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

CERTIFICATED NOTES

     Exchange Notes represented by a Global Exchange Note are exchangeable for certificated Exchange Notes only if (i) DTC notifies the Company that it is unwilling or unable to continue as a depository for such Global Exchange Note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, and a successor depository is not appointed by the Company within 90 days,
(ii) the Company executes and delivers to the Trustee a notice that such Global

Exchange Note shall be so transferable, registrable and exchangeable, and such transfer shall be registrable or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default with respect to the Exchange Notes represented by such Global Exchange Note. Any Global Exchange Note that is exchangeable for certificated Exchange Notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated Exchange Notes in authorized denominations and registered in such names as DTC or its nominee holding such Global Exchange Note may direct. Subject to the foregoing, a Global Exchange Note is not exchangeable, except for a Global Exchange Note of like denomination to be registered in the name of DTC or its nominee. In the event that a Global Exchange Note becomes exchangeable for certificated Exchange Notes, (i) certificated Exchange Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (ii) payment of principal, premium, if any, and interest on the certificated Exchange Notes will be payable, and the transfer of the certificated Exchange Notes will be registrable, at the office or agency of the Company maintained for such purposes and (iii) no service charge will be made for any issuance of the certificated Exchange Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

CONCERNING THE TRUSTEE

     The Bank of New York is the Trustee under the Indenture.

     The Bank of New York is also the indenture trustee under the indenture respecting the 9-1/2% Notes due 2009.

GOVERNING LAW

     The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.


                       CERTAIN FEDERAL INCOME TAX CONSEQUENCES
GENERAL

     The following is a summary of certain material United States federal income tax consequences of the exchange of Initial Notes for Exchange Notes pursuant to the Exchange Offer and of the purchase, ownership, and disposition of the Exchange Notes. The discussion is based on the Internal Revenue Code of 1986 (the "Code"), its legislative history, applicable Treasury Regulations, judicial authority, and administrative rulings and practice, all as currently existing and in effect. There can be no assurance that the Internal Revenue Service (the "IRS") and the courts will not take a contrary view with respect to these tax consequences, and no ruling from the IRS respecting these tax consequences has been or will be sought. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may be retroactive and could affect (possibly adversely) the tax consequences of purchasing, owning, and disposing of the Notes.

     Except as otherwise described herein, this discussion applies only to a person who is an initial beneficial owner who purchased Initial Notes for cash for their issue price from the Initial Purchasers pursuant to the initial offering thereof (a "Holder"), and except as otherwise described herein, who is:
(1) a citizen or resident of the United States for United States federal income tax purposes; (2) a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof; (3) an estate the income of which is subject to United States federal income taxation regardless of its source; or (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust (each a "U.S. Holder"). As used herein the term "non-U.S. Holder" means a Holder who is not a U.S. Holder.

     This discussion deals only with Notes that are held as capital assets by Holders. This discussion does not deal with purchasers of subsequent offerings of notes under the Indenture. This discussion also does not address all of the United States federal income tax consequences that may be relevant to a Holder in light of such Holder's particular circumstances or to Holders that are subject to special rules such as, for example, banks and other financial institutions, dealers in securities, insurance companies, tax-exempt organizations, persons holding Notes as part of a straddle, hedge, conversion transaction, or other integrated investment, or persons whose functional currency is not the United States dollar. Moreover, the effect of any applicable state, local, or foreign tax laws, or any estate or gift tax laws, is not discussed.

     Holders who contemplate exchanging Initial Notes for Exchange Notes should consult their own tax advisors concerning the particular consequences to them of the ownership and disposition of the Exchange Notes under the Code and the law of any other taxing jurisdiction.

EXCHANGE OFFER

     The exchange of Exchange Notes for Initial Notes pursuant to the Exchange Offer will be disregarded (I.E., will not be treated as a taxable event) and each Exchange Note will be treated as a continuation of the corresponding Initial Note. Accordingly, Holders will not recognize gain or loss upon the exchange, and a Holder will have the same holding period and tax basis in an Exchange Note immediately after the exchange as it had in the corresponding Initial Note immediately before the exchange.

U.S. HOLDERS

     STATED INTEREST. A U.S. Holder of a Note will be required to include in gross income for United States federal income tax purposes (as ordinary interest income) the stated interest payable on the Note at the time such interest is accrued or received, in accordance with the Holder's method of federal income tax accounting.

     MARKET DISCOUNT. If a U.S. Holder purchases a Note for an amount that is less than its stated principal amount, the amount of the difference will be treated as market discount for federal income tax purposes, unless such difference is less than a specified DE MINIMIS amount (0.25 percent of its stated redemption price at maturity multiplied by the number of complete years to maturity). Under the market discount rules, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement, or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. In addition, the U.S. Holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

     Any market discount will be considered to accrue ratably (I.E., on a straight line basis) during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue on a constant yield method. A U.S. Holder of a Note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

     MARKET PREMIUM. A U.S. Holder that purchases a Note for an amount in excess of its stated redemption price at its earliest call date will be considered to have purchased the Note at a premium. A U.S. Holder generally may elect to amortize the excess amount (I.E., the premium) on a constant yield method. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income from the Note. The premium on a Note held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies, other than debt instruments the interest on which is excludable from gross income, and may not be revoked without the consent of the IRS.

     TAX BASIS. A Holder's tax basis for a Note generally will be the Holder's purchase price for the Note INCREASED by: (1) the amount of any original issue discount included in such Holder's gross income; and (2) the amount included in gross income by the Holder as market discount; and DECREASED by (1) any amortized premium; and (2) any payment on the Notes other than stated interest.

     SALE OR OTHER DISPOSITION. Upon the sale, exchange, redemption, retirement, or other disposition of an Exchange Note, a Holder will recognize gain or loss equal to the difference (if any) between the amount realized (not including amounts attributable to accrued but unpaid stated interest) and the Holder's tax basis in the Exchange Note. Except to the extent that amounts are required to be treated as ordinary income under the market discount rules described above, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Exchange Note has been held for more than one year. The deductibility of capital losses is subject to limitations.

NON-U.S. HOLDERS

     Subject to the discussion of backup withholding below, payments of principal, if any, and interest by the Company or its paying agent to any non-U.S. Holder with respect to a Note will not be subject to United States federal income or withholding tax provided, in the case of interest, that: (1) such non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote; (2) such non-U.S. Holder is not a controlled foreign corporation for United States federal income tax purposes that is related to the Company through stock ownership; and (3) either: (A) the non-U.S. Holder certifies to the Company or its agent, under penalties of perjury, that it is not a United States person (or, in the case of an individual, that he is neither a citizen nor a resident of the United States) and provides the Company with its name and address; or (B) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies to the Company or its agent, under penalties of perjury, that the certification described in clause (A) hereof has been received from the non-U.S. Holder by it or by another financial institution acting for the beneficial owner and furnishes the payor with a copy thereof. The certification may be made on an IRS Form W-8 or substantially similar substitute form, and a non-U.S. Holder must inform the Company or its agent or the financial institution to which the Non-U.S. Holder provided the certification of any change in the information on the certification within 30 days of the change. A non-U.S. Holder of one or more Notes who does not meet the requirements of the second preceding sentence would generally be subject to United States federal withholding tax at a flat rate of 30 percent (or a lower applicable treaty rate) on payments of interest on the Notes. Treasury regulations generally effective for payments made after December 31, 1999 provide alternative methods for satisfying the certification requirements described above.

     Subject to the discussion of backup withholding below, any gain realized upon the sale, exchange, redemption, or retirement of a Note by a non-U.S. Holder will not be subject to United States federal income or withholding taxes unless: (1) such gain is effectively connected with a United States trade or business of the Holder; or (2) in the case of an individual, such non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

     If a non-U.S. Holder of a Note is engaged in a trade or business in the United States (or has a permanent establishment therein, if a tax treaty applies) and interest on the Note or gain realized on the sale, exchange, or other disposition of the Note is effectively connected with the conduct of such trade or business (or permanent establishment, if a tax treaty applies), then the rules set forth in the two preceding paragraphs will not apply (provided, in the case of withholding, that such non-U.S. Holder furnishes a properly executed IRS Form 4224 on or before any payment date to claim such an exemption). Such non-U.S. Holder will be exempt from United States federal withholding tax, but will be subject to United States federal income tax on such interest and on any gain realized on the sale, exchange, or other disposition of a Note in the same manner as if it were a U.S. Holder. In addition, if such non-U.S. Holder is a foreign corporation, it may be subject to a United States foreign branch profits tax equal to 30 percent of its effectively connected earnings and profits (subject to adjustment), unless it qualifies for a lower rate under an applicable income tax treaty.

     NON- U.S. HOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING UNITED STATES AND FOREIGN TAX CONSEQUENCES OF PURCHASING OWNING, AND DISPOSING OF THE NOTES.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Backup withholding and information reporting requirements may apply to certain payments of principal and interest on a Note and to certain payments of proceeds of the sale or retirement of a Note. The Company, its agent, a broker, the Trustee, or any paying agent, as the case may be, will be required to withhold tax from any payment that is subject to backup withholding at a rate of 31 percent of such payment if a U.S. Holder fails to furnish his taxpayer identification number (social security number or employer identification number), to certify that such U.S. Holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain U.S. Holders
(including, among others, all corporations) are generally not subject to the backup withholding and information reporting requirements.

     Under current Treasury Regulations, backup withholding and information reporting generally will not apply to payments made by the Company or any paying agent with respect to the Notes to a Holder of a Note who has provided the required certification under penalties of perjury that it is not a U.S. Holder as set forth in clause (3) of the first sentence in the first paragraph under "Non-U.S. Holders" or has otherwise established an exemption (provided that neither the Company nor such agent has actual knowledge that the Holder is a U.S. Holder or that the conditions of any other exemption are, in fact, not satisfied).

     Payments of the proceeds from the sale by a non-U.S. Holder of a Note made to or through a foreign office of a broker will not be subject to United States information reporting, except that if the broker is a United States person, a controlled foreign corporation for United States federal income tax purposes, a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business, or, for taxable years beginning after December 31, 1999, a foreign partnership more than 50 percent of the income or capital interest in which is owned by U.S. Holders or which has certain connections with the United States, then United States information reporting may apply to such payments. Before January 1, 2000 backup withholding will not apply to any payment of the proceeds from the sale of a Note made to or through a foreign office of a broker. However, after 1999 backup withholding might apply if the broker has actual knowledge that the payee is a U.S. Holder. Payments of the proceeds from the sale of a Note to or through the United States office of a broker are subject to United States information reporting and backup withholding unless the Holder certifies under penalties of perjury as to its non-United States status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the Holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied.

     Any amounts withheld under the backup withholding rules from a payment to a Holder may be claimed as a credit against such Holder's United States federal income tax liability, provided that the required information is provided to the IRS.

     THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE HOLDER OF AN EXCHANGE NOTE SHOULD CONSULT WITH SUCH PERSON'S TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH PERSON OF PURCHASING, OWNING, AND DISPOSING OF THE EXCHANGE NOTE, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR NON-UNITED STATES LAWS AND ANY PROSPECTIVE CHANGES IN APPLICABLE TAX LAWS.

                                 PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired as a result of market making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business one year after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of Exchange Notes by brokers-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealers and/or the purchasers of any such Exchange Notes. Any broker-dealers that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such Persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of one year after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holder of the Securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                    LEGAL MATTERS

     The validity of the Exchange Notes offered hereby will be passed upon for the Company by Lathrop & Gage L.C., Kansas City, Missouri. Lathrop & Gage L.C. will rely on the opinion of Cravath, Swaine & Moore as to matters of New York law. Raymond F. Beagle, Jr., a member of Lathrop & Gage L.C., is general counsel of the Company and a successor voting trustee under Mr. Stanley H. Durwood's revocable voting trust. See "Security Ownership of Beneficial Owners."

                                       EXPERTS

     The consolidated balance sheets as of April 2, 1998 and April 3, 1997 and the consolidated statements of operations, stockholders' equity and cash flows for the year (52 weeks) ended April 2, 1998, the year (53 weeks) ended April 3, 1997 and the year (52 weeks) ended March 28, 1996 incorporated by reference in this Registration Statement have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    $225,000,000


            OFFER TO EXCHANGE 9-1/2% SENIOR EXCHANGE  SUBORDINATED NOTES
                                DUE FEBRUARY 1, 2011
                          THAT HAVE BEEN REGISTERED UNDER
                             THE SECURITIES ACT OF 1933
                  FOR OUTSTANDING 9-1/2% SENIOR SUBORDINATED NOTES
                              DUE FEBRUARY 1, 2011 OF


                               AMC ENTERTAINMENT INC.
                                       [LOGO]





                                     Prospectus

                              DATED ____________, 1999

                                      PART II
                     INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     AMC Entertainment Inc. is incorporated in Delaware. Under Section 145 of the Delaware General Corporation Law, a corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding. The Company's certificate of incorporation requires indemnification of directors and officers to the full extent permitted by the Delaware General Corporation Law and provides that, in any action by a claimant, the Company shall bear the burden of proof that the claimant is not entitled to indemnification.

     Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation of the Company contains the provisions permitted by
Section 102(b)(7) of the Delaware General Corporation Law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person thereof in connection with the securities being registered pursuant to this Registration Statement, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

                                    EXHIBIT INDEX


EXHIBIT NUMBER   DESCRIPTION
--------------   -----------
     2.1       Agreement and Plan of Merger dated as of March 31, 1997 between
               AMC Entertainment Inc. and Durwood, Inc. (together with Exhibit
               A, "Pre-Merger Action Plan") (Incorporated by reference from
               Exhibit 2.1 to the Company's Registration Statement on Form S-4
               (File No. 333-25755) filed April 24, 1997).

     2.2       Stock Agreement among AMC Entertainment Inc. and Stanley H.
               Durwood, his children: Carol D. Journagan, Edward D. Durwood,
               Thomas A. Durwood, Elissa D. Grodin, Brian H. Durwood and Peter
               J. Durwood (the "Durwood Children"), The Thomas A. and Barbara F.
               Durwood Family Investment Partnership (the "TBD Partnership") and
               Delta Properties, Inc. (Incorporated by reference from Exhibit
               99.3 to Amendment No. 2 to Schedule 13D of Stanley H. Durwood filed September 30, 1997).

                                     II-1


     2.3       Registration Agreement among AMC Entertainment Inc. and the
               Durwood Children and Delta Properties, Inc. (Incorporated by reference from Exhibit 99.2 to Amendment No. 2 to Schedule 13D of
               Stanley H. Durwood filed September 30, 1997).

     2.4(a)    Indemnification Agreement dated as of March 31, 1997 among AMC
               Entertainment Inc., the Durwood Family Stockholders and Delta
               Properties, Inc., together with Exhibit B thereto (Escrow
               Agreement) (Incorporated by reference from Exhibit 2.4(a) to the Company's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

     2.4(b) Durwood Family Settlement Agreement (Incorporated by reference from Exhibit 99.1 to Schedule 13D of Durwood, Inc. and Stanley H.
               Durwood filed May 7, 1996).

     2.4(c)    First Amendment to Durwood Family Settlement Agreement
               (Incorporated by reference from Exhibit 2.4(c) to the Company's
               Registration Statement on Form S-4 (File No. 333-25755) filed
               April 24, 1997).

     2.4(d) Second Amendment to Durwood Family Settlement Agreement dated as of August 15, 1997, among Stanley H. Durwood, the Durwood
               Children and the TBD Partnership (Incorporated by reference from Exhibit 99.7 to Amendment No. 2 to Schedule 13D of Stanley H.
               Durwood filed September 30, 1997).

     3.1       Amended and Restated Certificate of Incorporation of AMC
               Entertainment Inc. (as amended on December 2, 1997) (Incorporated by reference from Exhibit 3.1 to the Company's Form 10-Q (File
               No. 1-8747) dated January 1, 1998).

     3.2       Bylaws of AMC Entertainment Inc. (Incorporated by reference from
               Exhibit 3.3 to the Company's Form 10-Q (File No. 0-12429) for the quarter ended December 26, 1996).

     4.1(a) Amended and Restated Credit Agreement dated as of April 10, 1997, among AMC Entertainment Inc., as the Borrower, The Bank of Nova
               Scotia, as Administrative Agent, and Bank of America National
               Trust and Savings Association, as Documentation Agent, and
               Various Financial Institutions, as Lenders, together with the following exhibits thereto: significant subsidiary guarantee, form of notes, form of pledge agreement and form of subsidiary pledge agreement (Incorporated by reference from Exhibit 4.3 to the Company's Registration Statement on Form S-4 (File No.
               333-25755) filed April 24, 1997).

     4.1(b)    Second Amendment, dated January 16, 1998, to Amended and Restated
               Credit Agreement dated as of April 10, 1997 (Incorporated by
               Reference from Exhibit 4.2 to the Company's Form 10-Q (File No.
               1-8747) for the quarter ended January 1, 1998).

     4.2(a)    Indenture dated March 19, 1997, respecting AMC Entertainment
               Inc.'s 9-1/2% Senior Subordinated Notes due 2009 (Incorporated by reference from Exhibit 4.1 to the Company's Form 8-K (File No.
               1-8747) dated March 19, 1997).

     4.2(b)    First Supplemental Indenture respecting AMC Entertainment Inc.'s
               9-1/2% Senior Subordinated Notes due 2009 (Incorporated by reference from Exhibit 4.4(b) to Amendment No. 2. to the Company's Registration Statement on Form S-4 (File No.333-29155) filed August 4, 1997).

     4.3       Indenture dated January 27, 1999, respecting AMC Entertainment
               Inc.'s 9-1/2% Senior Subordinated Notes due 2011 (Incorporated by reference from Exhibit 4.3 to the Company's 10-Q (File No.
               1-8747) for the quarter ended December 31, 1998).

                                     II-2

     4.4       Registration Rights Agreement, dated January 27, 1999, respecting
               AMC Entertainment Inc.'s 9-1/2% Senior Subordinated Notes due 2011
               (Incorporated by reference from Exhibit 4.4 to the Company's 10-Q
               (File No. 1-8747) for the quarter ended December 31, 1998).

     4.5 In accordance with Item 601(b)(4)(iii)(A) of Regulation S-K, certain instruments respecting long term debt of the Registrant have been omitted but will be furnished to the Commission upon request.

     *5.1      Form of Opinion of Lathrop & Gage L.C.

     *5.2      Form of Opinion of Cravath, Swaine & Moore

     10.1. AMC Entertainment Inc. 1983 Stock Option Plan (Incorporated by reference from Exhibit 10.1 to the Company's Form S-1 (File No.
               2-84675) filed June 22, 1983).

     10.2.     AMC Entertainment Inc. 1984 Employee Stock Purchase Plan
               (Incorporated by reference from Exhibit 28.1 to the Company's
               Form S-8 (File No. 2-97523) filed July 3, 1984).

     10.3.     AMC Entertainment Inc. 1984 Employee Stock Option Plan
               (Incorporated by reference from Exhibit 28.1 to the Company's S-8 and S-3 (File No. 2-97522) filed July 3, 1984).

     10.3.(a) AMC Entertainment Inc. 1994 Stock Option and Incentive Plan, as amended (Incorporated by reference from Exhibit 10.1 to the Company's Form 10-Q (File No. 0-12429) for the quarter ended
               December 26, 1996).

     10.3.(b)  Form of Non-Qualified (NON-ISO) Stock Option Agreement
               (Incorporated by reference from Exhibit 10.2 to the Company's
               Form 10-Q (File No. 0-12429) for the quarter ended
               December 26, 1996).

     10.4.     American Multi-Cinema, Inc. Savings Plan, a defined contribution
               401(k) plan, restated January 1, 1989, as amended (Incorporated by reference from Exhibit 10.6 to the Company's Form S-1 (File
               No. 33-48586) filed June 12, 1992, as amended).

     10.5(a)   Defined Benefit Retirement Income Plan for Certain Employees of
               American Multi-Cinema, Inc. dated January 1, 1989, as amended
               (Incorporated by reference from Exhibit 10.7 to the Company's
               Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).

     10.5(b)   AMC Supplemental Executive Retirement Plan dated January 1, 1994
               (Incorporated by reference from Exhibit 10.7(b) to the Company's
               Form 10-K (File No. 0-12429) for the fiscal year ended March 30,
               1995).

     10.6      Employment Agreement between American Multi-Cinema, Inc. and
               Philip M. Singleton (Incorporated by reference from Exhibit
               10.2 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended December 31, 1998).

     10.7      Employment Agreement between American Multi-Cinema, Inc. and
               Peter C. Brown (Incorporated by reference from Exhibit 10.1 to the Company's Form 10-Q (File No.1-8747) for the quarter ended
               December 31, 1998).

     10.8      Disability Compensation Provisions respecting Stanley H. Durwood
               (Incorporated by reference from Exhibit 10.12 to the Company's
               Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).

     10.9      Executive Medical Expense Reimbursement and Supplemental
               Accidental Death or Dismemberment Insurance Plan, as restated effective as of February 1, 1991 (Incorporated by

                                     II-3

               reference from Exhibit 10.13 to the Company's Form S-1 (File No.
               33-48586) filed June 12, 1992, as amended).

     10.10 Division Operations Incentive Program (incorporated by reference from Exhibit 10.15 to the Company's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).

     10.11     Partnership Interest Purchase Agreement dated May 28, 1993, among
               Exhibition Enterprises Partnership, Cinema Enterprises, Inc.,
               Cinema Enterprises II, Inc., American Multi-Cinema, Inc., TPI
               Entertainment, Inc. and TPI Enterprises, Inc. (Incorporated by reference from Exhibit 10.29 to the Company's Form 10-K (File No.
               1-8747) for the fiscal year ended April 1, 1993).

     10.12 Mutual Release and Indemnification Agreement dated May 28, 1993, among Exhibition Enterprises Partnership, Cinema
               Enterprises, Inc., American Multi-Cinema, Inc., TPI
               Entertainment, Inc. and TPI Enterprises, Inc. (Incorporated by reference from Exhibit 10.30 to the Company's Form 10-K (File No.
               1-8747) for the fiscal year ended April 1, 1993).

     10.13     Assignment and Assumption Agreement between Cinema Enterprises
               II, Inc. and TPI Entertainment, Inc. (Incorporated by reference from Exhibit 10.31 to the Company's Form 10-K (File No. 1-8747) for the fiscal year ended April 1, 1993).

     10.14     Confidentiality Agreement dated May 28, 1993, among TPI
               Entertainment, Inc., TPI Enterprises, Inc., Exhibition
               Enterprises Partnership, Cinema Enterprises, Inc., Cinema
               Enterprises II, Inc. and American Multi-Cinema, Inc.
               (Incorporated by reference from Exhibit 10.32 to the Company's
               Form 10-K (File No. 1-8747) for the fiscal year ended April 1,
               1993).

     10.15     Termination Agreement dated May 28, 1993, among TPI
               Entertainment, Inc., TPI Enterprises, Inc. Exhibition Enterprises
               Partnership, American Multi-Cinema, Inc., Cinema
               Enterprises, Inc., AMC Entertainment Inc., Durwood, Inc., Stanley
               H. Durwood and Edward D. Durwood (Incorporated by reference from
               Exhibit 10.33 to the Company's Form 10-K (File No. 1-8747) for the fiscal year ended April 1, 1993).

     10.16     Promissory Note dated June 16, 1993, made by Thomas L. Velde and
               Katherine G. Terwilliger, husband and wife, payable to American
               Multi-Cinema, Inc. (Incorporated by reference from Exhibit 10.34 to the Company's Form 10-K (File No. 1-8747) for the fiscal year ended April 1, 1993).

     10.17     Second Mortgage dated June 16, 1993, among Thomas L. Velde,
               Katherine G. Terwilliger and American Multi-Cinema, Inc.
               (Incorporated by reference from Exhibit 10.35 to the Company's
               Form 10-K (File No. 1-8747) for the fiscal year ended April 1,
               1993).

     10.18     Summary of American Multi-Cinema, Inc. Executive Incentive
               Program (Incorporated by reference from Exhibit 10.36 to the Company's Registration Statement on Form S-2 (File No. 33-51693) filed December 23, 1993).

     10.19 AMC Non-Qualified Deferred Compensation Plans (Incorporated by reference from Exhibit 10.37 to Amendment No. 2 to the Company's
               Registration Statement on Form S-2 (File No. 33-51693) filed
               February 18, 1994).

     10.20     Employment Agreement between AMC Entertainment Inc., American
               Multi-Cinema, Inc. and Stanley H. Durwood (Incorporated by reference from Exhibit 10.32 to the Company's Form 10-K (File No.
               0-12429) for the fiscal year ended March 28, 1996).

     10.21     Real Estate Contract dated November 1, 1995 among Richard M. Fay,
               Mary B. Fay and American Multi-Cinema, Inc. (Incorporated by reference from Exhibit 10.33 to the Company's Form 10-K (File No.
               0-12429) for the fiscal year ended March 28, 1996).

                                     II-4


     10.22     American Multi-Cinema, Inc. Retirement Enhancement Plan
               (Incorporated by reference from Exhibit 10.26 to the Company's
               Registration Statement on Form S-4 (File No. 333-25755) filed
               April 24, 1997).

     10.23     Employment Agreement between American Multi-Cinema, Inc. and
               Richard M. Fay (Incorporated by reference from Exhibit 10.3 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended
               December 31, 1998).

     10.24 American Multi-Cinema, Inc. Executive Savings Plan (Incorporated by reference from Exhibit 10.28 to the Company's Registration
               Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

     10.25     Limited Partnership Agreement of Planet Movies Company, L.P.
               dated October 17, 1997 (Incorporated by reference from Exhibit
               10.25 to the Company's Form 10-K (File No. 1-8747) for the fiscal year ended April 2, 1998).

     10.26     Agreement of Sale and Purchase dated November 21, 1997 among
               American Multi-Cinema, Inc. and AMC Realty, Inc., as Seller, and
               Entertainment Properties Trust, as Purchaser (Incorporated by reference from Exhibit 10.1 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997).

     10.27     Option Agreement dated November 21, 1997 among American
               Multi-Cinema, Inc. and AMC Realty, Inc., as Seller, and
               Entertainment Properties Trust, as Purchaser (Incorporated by reference from Exhibit 10.2 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997).

     10.28     Right to Purchase Agreement dated November 21, 1997, between AMC
               Entertainment, Inc., as Grantor, and Entertainment Properties
               Trust as Offeree (Incorporated by reference from Exhibit 10.3 of the Company's Current Report on Form 8-K (File No. 1-8747) filed
               December 9, 1997.)

     10.29     Lease dated November 21, 1997 between Entertainment Properties
               Trust, as Landlord, and American Multi-Cinema, Inc., as Tenant
               (Incorporated by reference from Exhibit 10.4 of the Company's
               Current Report on Form 8-K (File No. 1-8747) filed December 9,
               1997). (Similar leases have been entered into with respect to the following theatres: Mission Valley 20, Promenade 16, Ontario
               Mills 30, Lennox 24, West Olive 16, Studio 30, Huebner Oaks 24,
               First Colony 24, Oak View 24, Leawood Town Center 20, South
               Burrington 30, Gulf Pointe 30, Cantera 30, Mesquite 30 and
               Hampton Town Center 24.

     10.30     Guaranty of Lease dated November 21, 1997 between AMC
               Entertainment, Inc., as Guarantor, and Entertainment Properties
               Trust, as Owner (Incorporated by reference from Exhibit 10.5 of the Company's Current Report on Form 8-K (File No. 1-8747) filed
               December 9, 1997, (Similar guaranties have been entered into with respect to the following theatres: Mission Valley 20, Promenade
               16, Ontario Mills 30, Lennox 24, West Olive 16, Studio  30,
               Huebner Oaks 24, First Colony 24, Oak View 24, Leawood Town
               Center 20, South Burrigton 30, Gulf Pointe 30, Cantera 30,
               Mesquete 30 and Hampton Town Center 24.

     10.31 Promissory Note dated August 11, 1998, made by Peter C. Brown, payable to AMC Entertainment Inc. (Incorporated by reference from Exhibit 10.1 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended October 1, 1998).

     10.32     Promissory Note dated September 14, 1998, made by Phillip M.
               Singleton, payable to AMC Entertainment Inc. (incorporated by reference from Exhibit 10.2 to the Company's Form 10-Q
               (File No. 1-8747) for the quarter ended October 1, 1998).

                                     II-5

     10.33     Employment agreement between AMC Entertainment Inc., American
               Multi-Cinema, Inc. and  Richard T. Walsh dated February 1, 1999
               (Incorporated by reference from Exhibit 10.4 to the Company's
               Form 10-Q (File No. 1-8747) for the quarter ended December 31,
               1998).

     10.34 AMC Entertainment Inc. 1994 Stock Option and Incentive Plan, as amended (Incorporated by reference from Exhibit 10.5 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended
               December 31, 1998).

     10.35     Form of Non-Qualified (Non-ISO) Stock Option Agreement used in
               November 13, 1998 option grants to Mr. Stanley H. Durwood, Mr.
               Peter C. Brown and Mr. Philip M. Singleton (Incorporated by reference from Exhibit 10.6 to the Company's Form 10-Q (File No.
               1-8747) for the quarter ended December 31, 1998).

     *12.1     Computation of ratio of earnings to fixed charges

     *12.2     Computation of ratio of EBITDA to net interest expense.

     16 Letter regarding change in certifying accountant (Incorporated by reference from Exhibit 19.6 to the Company's Form 10-Q (File No.
               0-12429) for the quarter ended July 2, 1992).

     *21       Subsidiaries of AMC Entertainment Inc.

     *23.1 Consent of PricewaterhouseCoopers LLP to the use of their report of independent accountants.

     *23.2 Form of Consent of Lathrop & Gage L.C. to the use of their opinion filed as Exhibit 5.1 (Incorporated in Exhibit 5.1)
               (executed opinion to be filed by amendment).

     *23.3 Form of Consent of Cravath, Swaine & Moore to the use of their opinion filed as Exhibit 5.2 (Incorporated in Exhibit 5.2)
               (executed opinion to be filed by amendment).

     *24       Power of Attorney (included on signature page).

     **25      Statement of Eligibility and Authorization of The Bank of New
               York, Trustee.

     *99.1     Form of Letter of Transmittal.

     *99.2     Form of Notice of Guaranteed Delivery.

     *99.3     Form of Letter to Clients.

     *99.4     Form of Letter to Nominees.


___________________


*   Filed herewith
** To be filed by amendment

ITEM 22.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (a) To file, during period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, AMC Entertainment Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City and the State of Missouri, on the 5th day of March, 1999.

                              AMC ENTERTAINMENT INC.

                              By:  /s/ Peter C. Brown
                                   Peter C. Brown, Co-Chairman of the Board,
                                   President and Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Peter C. Brown, Philip M. Singleton and Richard L. Obert, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                                  TITLE                                     DATE
/s/ Stanley H. Durwood
--------------------------    Co-Chairman of the Board, Chief Executive       3/5/99
Stanley H. Durwood            Officer and Director


/s/ Peter C. Brown
--------------------------    Co-Chairman of the Board, President,            3/5/99
Peter C. Brown                Chief Financial Officer and Director


/s/ Philip M. Singleton
--------------------------    Executive Vice President, Chief Operating       3/5/99
Philip M. Singleton           Officer and Director


/s/ Paul E. Vardeman
--------------------------    Director                                        3/5/99
Paul E. Vardeman


/s/ Charles J. Egan, Jr.
--------------------------    Director                                        3/5/99
Charles J. Egan, Jr.


/s/ William T. Grant II
--------------------------    Director                                        3/5/99
William T. Grant II


/s/ John P. Mascotte
--------------------------    Director                                        3/5/99
John P. Mascotte


/s/ Richard L. Obert
--------------------------   Senior Vice President, Chief Accounting          3/5/99
Richard L. Obert             and Information officer


                                   EXHIBIT INDEX

EXHIBIT NUMBER  DESCRIPTION
--------------  --------------
     2.1        Agreement and Plan of Merger dated as of March 31, 1997
                between AMC Entertainment Inc. and Durwood, Inc. (together with Exhibit A, "Pre-Merger Action Plan") (Incorporated by reference from Exhibit 2.1 to the Company's Registration
                Statement on Form S-4 (File No. 333-25755) filed April 24,
                1997).

     2.2        Stock Agreement among AMC Entertainment Inc. and Stanley H.
                Durwood, his children: Carol D. Journagan, Edward D. Durwood,
                Thomas A. Durwood, Elissa D. Grodin, Brian H. Durwood and
                Peter J. Durwood (the "Durwood Children"), The Thomas A. and
                Barbara F. Durwood Family Investment Partnership (the "TBD
                Partnership") and Delta Properties, Inc. (Incorporated by reference from Exhibit 99.3 to Amendment No. 2 to Schedule
                13D of Stanley H. Durwood filed September 30, 1997).

     2.3        Registration Agreement among AMC Entertainment Inc. and the
                Durwood Children and Delta Properties, Inc. (Incorporated by reference from Exhibit 99.2 to Amendment No. 2 to Schedule
                13D of Stanley H. Durwood filed September 30, 1997).

     2.4(a)     Indemnification Agreement dated as of March 31, 1997 among
                AMC Entertainment Inc., the Durwood Family Stockholders and
                Delta Properties, Inc., together with Exhibit B thereto
                (Escrow Agreement) (Incorporated by reference from Exhibit
                2.4(a) to the Company's Registration Statement on Form S-4
                (File No. 333-25755) filed April 24, 1997).

     2.4(b) Durwood Family Settlement Agreement (Incorporated by reference from Exhibit 99.1 to Schedule 13D of Durwood, Inc.
                and Stanley H. Durwood filed May 7, 1996).

     2.4(c)     First Amendment to Durwood Family Settlement Agreement
                (Incorporated by reference from Exhibit 2.4(c) to the Company's Registration Statement on Form S-4 (File No.
                333-25755) filed April 24, 1997).

     2.4(d) Second Amendment to Durwood Family Settlement Agreement dated as of August 15, 1997, among Stanley H. Durwood, the Durwood
                Children and the TBD Partnership (Incorporated by reference from Exhibit 99.7 to Amendment No. 2 to Schedule 13D of Stanley H.
                Durwood filed September 30, 1997).

     3.1        Amended and Restated Certificate of Incorporation of AMC
                Entertainment Inc. (as amended on December 2, 1997)
                (Incorporated  by reference from Exhibit 3.1 to the Company's
                Form 10-Q (File  No. 1-8747) dated January 1, 1998).

     3.2 Bylaws of AMC Entertainment Inc. (Incorporated by reference from Exhibit 3.3 to the Company's Form 10-Q (File No.
                0-12429) for the  quarter ended December 26, 1996).

     4.1(a)     Amended and Restated Credit Agreement dated as of April 10,
                1997, among AMC Entertainment Inc., as the Borrower, The Bank of Nova Scotia, as Administrative Agent, and Bank of America
                National Trust and Savings Association, as Documentation
                Agent, and Various Financial Institutions, as Lenders, together with the following exhibits thereto: significant subsidiary guarantee, form of notes, form of pledge agreement and form of subsidiary pledge agreement (Incorporated by reference from Exhibit 4.3 to the Company's Registration
                Statement on Form S-4 (File No. 333-25755) filed April 24,
                1997).

     4.1(b)     Second Amendment, dated January 16, 1998, to Amended and
                Restated Credit Agreement dated as of April 10, 1997
                (Incorporated by Reference from Exhibit 4.2 to the Company's
                Form 10-Q (File No. 1-8747) for the quarter ended January 1,
                1998).


     4.2(a)     Indenture dated March 19, 1997, respecting AMC Entertainment
                Inc.'s 9-1/2% Senior Subordinated Notes due 2009 (Incorporated by reference from Exhibit 4.1 to the Company's Form 8-K (File No.
                1-8747) dated March 19, 1997).

     4.2(b)     First Supplemental Indenture respecting AMC Entertainment Inc.'s
                9-1/2% Senior Subordinated Notes due 2009 (Incorporated by reference from Exhibit 4.4(b) to Amendment No. 2. to the Company's Registration Statement on Form S-4 (File No.333-29155) filed August 4, 1997).

     4.3        Indenture dated January 27, 1999, respecting AMC Entertainment
                Inc.'s 9-1/2% Senior Subordinated Notes due 2011 (Incorporated by reference from Exhibit 4.3 to the Company's 10-Q (File No.
                1-8747) for the quarter ended December 31, 1998).

     4.4        Registration Rights Agreement, dated January 27, 1999, respecting
                AMC Entertainment Inc.'s 9-1/2% Senior Subordinated Notes due 2011
                (Incorporated by reference from Exhibit 4.4 to the Company's 10-Q
                (File No. 1-8747) for the quarter ended December 31, 1998).

     4.5 In accordance with Item 601(b)(4)(iii)(A) of Regulation S-K, certain instruments respecting long term debt of the Registrant have been omitted but will be furnished to the Commission upon request.

     *5.1       Form of Opinion of Lathrop & Gage L.C.

     *5.2       Form of Opinion of Cravath, Swaine & Moore

     10.1 AMC Entertainment Inc. 1983 Stock Option Plan (Incorporated by reference from Exhibit 10.1 to the Company's Form S-1 (File No.
                2-84675) filed June 22, 1983).

     10.2       AMC Entertainment Inc. 1984 Employee Stock Purchase Plan
                (Incorporated by reference from Exhibit 28.1 to the Company's
                Form S-8 (File No. 2-97523) filed July 3, 1984).

     10.3       AMC Entertainment Inc. 1984 Employee Stock Option Plan
                (Incorporated by reference from Exhibit 28.1 to the Company's
                S-8 and S-3 (File No. 2-97522) filed July 3, 1984).

     10.3(a) AMC Entertainment Inc. 1994 Stock Option and Incentive Plan, as amended (Incorporated by reference from Exhibit 10.1 to the Company's Form 10-Q (File No. 0-12429) for the quarter ended December 26, 1996).

     10.3(b)    Form of Non-Qualified (NON-ISO) Stock Option Agreement
                (Incorporated by reference from Exhibit 10.2 to the Company's
                Form 10-Q (File No. 0-12429) for the quarter ended December
                26, 1996).

     10.4 American Multi-Cinema, Inc. Savings Plan, a defined contribution 401(k) plan, restated January 1, 1989, as amended (Incorporated by reference from Exhibit 10.6 to the Company's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).

     10.5(a) Defined Benefit Retirement Income Plan for Certain Employees of American Multi-Cinema, Inc. dated January 1, 1989, as amended (Incorporated by reference from Exhibit 10.7 to the Company's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).

     10.5(b)    AMC Supplemental Executive Retirement Plan dated January 1,
                1994 (Incorporated by reference from Exhibit 10.7(b) to the Company's Form 10-K (File No. 0-12429) for the fiscal year ended March 30, 1995).



     10.6       Employment Agreement between American Multi-Cinema, Inc. and
                Philip M. Singleton (Incorporated by reference from Exhibit
                10.2 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended December 31, 1998).

     10.7       Employment Agreement between American Multi-Cinema, Inc. and
                Peter C. Brown (Incorporated by reference from Exhibit 10.1 to the Company's Form 10-Q (File No.1-8747) for the quarter ended December 31, 1998).

     10.8       Disability Compensation Provisions respecting Stanley H.
                Durwood (Incorporated by reference from Exhibit 10.12 to the Company's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).

     10.9       Executive Medical Expense Reimbursement and Supplemental
                Accidental Death or Dismemberment Insurance Plan, as restated effective as of February 1, 1991 (Incorporated by reference from Exhibit 10.13 to the Company's Form S-1 (File No.
                33-48586) filed June 12, 1992, as amended).

     10.10 Division Operations Incentive Program (incorporated by reference from Exhibit 10.15 to the Company's Form S-1 (File
                No. 33-48586) filed June 12, 1992, as amended).

     10.11 Partnership Interest Purchase Agreement dated May 28, 1993, among Exhibition Enterprises Partnership, Cinema Enterprises,
                Inc., Cinema Enterprises II, Inc., American Multi-Cinema,
                Inc., TPI Entertainment, Inc. and TPI Enterprises, Inc.
                (Incorporated by reference from Exhibit 10.29 to the Company's Form 10-K (File No. 1-8747) for the fiscal year ended April 1, 1993).

     10.12      Mutual Release and Indemnification Agreement dated May 28,
                1993, among Exhibition Enterprises Partnership, Cinema
                Enterprises, Inc., American Multi-Cinema, Inc., TPI
                Entertainment, Inc. and TPI Enterprises, Inc. (Incorporated by reference from Exhibit 10.30 to the Company's Form 10-K
                (File No. 1-8747) for the fiscal year ended April 1, 1993).

     10.13      Assignment and Assumption Agreement between Cinema
                Enterprises II, Inc. and TPI Entertainment, Inc.
                (Incorporated by reference from Exhibit 10.31 to the Company's Form 10-K (File No. 1-8747) for the fiscal year ended April 1, 1993).

     10.14      Confidentiality Agreement dated May 28,1993, among TPI
                Entertainment, Inc., TPI Enterprises, Inc., Exhibition
                Enterprises Partnership, Cinema Enterprises, Inc., Cinema
                Enterprises II, Inc. and American Multi-Cinema, Inc.
                (Incorporated by reference from Exhibit 10.32 to the Company's Form 10-K (File No. 1-8747) for the fiscal year ended April 1, 1993).

     10.15      Termination Agreement dated May 28, 1993, among TPI
                Entertainment, Inc., TPI Enterprises, Inc. Exhibition
                Enterprises Partnership, American Multi-Cinema, Inc., Cinema
                Enterprises, Inc., AMC Entertainment Inc., Durwood, Inc.,
                Stanley H. Durwood and Edward D. Durwood (Incorporated by reference from Exhibit 10.33 to the Company's Form 10-K (File
                No. 1-8747) for the fiscal year ended April 1, 1993).

     10.16 Promissory Note dated June 16, 1993, made by Thomas L. Velde and Katherine G. Terwilliger, husband and wife, payable to American Multi-Cinema, Inc. (Incorporated by reference from
                Exhibit 10.34 to the Company's Form 10-K (File No. 1-8747) for the fiscal year ended April 1, 1993).

     10.17      Second Mortgage dated June 16, 1993, among Thomas L. Velde,
                Katherine G. Terwilliger and American Multi-Cinema, Inc.
                (Incorporated by reference from Exhibit 10.35 to the Company's Form 10-K (File No. 1-8747) for the fiscal year ended April 1, 1993).


     10.18      Summary of American Multi-Cinema, Inc. Executive Incentive
                Program (Incorporated by reference from Exhibit 10.36 to the Company's Registration Statement on Form S-2 (File No.
                33-51693) filed December 23, 1993).

     10.19 AMC Non-Qualified Deferred Compensation Plans (Incorporated by reference from Exhibit 10.37 to Amendment No. 2 to the Company's Registration Statement on Form S-2 (File No.
                33-51693) filed February 18, 1994).

     10.20      Employment Agreement between AMC Entertainment Inc., American
                Multi-Cinema, Inc. and Stanley H. Durwood (Incorporated by reference from Exhibit 10.32 to the Company's Form 10-K (File
                No. 0-12429) for the fiscal year ended March 28, 1996).

     10.21      Real Estate Contract dated November 1, 1995 among Richard M.
                Fay, Mary B. Fay and American Multi-Cinema, Inc.
                (Incorporated by reference from Exhibit 10.33 to the Company's Form 10-K (File No. 0-12429) for the fiscal year ended March 28, 1996).

     10.22      American Multi-Cinema, Inc. Retirement Enhancement Plan
                (Incorporated by reference from Exhibit 10.26 to the Company's Registration Statement on Form S-4 (File No.
                333-25755) filed April 24, 1997).

     10.23      Employment Agreement between American Multi-Cinema, Inc. and
                Richard M. Fay (Incorporated by reference from Exhibit 10.3 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended December 31, 1998).

     10.24      American Multi-Cinema, Inc. Executive Savings Plan
                (Incorporated by reference from Exhibit 10.28 to the Company's Registration Statement on Form S-4 (File No.
                333-25755) filed April 24, 1997).

     10.25      Limited Partnership Agreement of Planet Movies Company, L.P.
                dated October 17, 1997 (Incorporated by reference from Exhibit 10.25 to the Company's Form 10-K (File No. 1-8747) for the fiscal year ended April 2, 1998).

     10.26      Agreement of Sale and Purchase dated November 21, 1997 among
                American Multi-Cinema, Inc. and AMC Realty, Inc., as Seller, and Entertainment Properties Trust, as Purchaser
                (Incorporated by reference from Exhibit 10.1 of the Company's
                Current Report on Form 8-K (File No. 1-8747) filed December
                9, 1997).

     10.27      Option Agreement dated November 21, 1997 among American
                Multi-Cinema, Inc. and AMC Realty, Inc., as Seller, and
                Entertainment Properties Trust, as Purchaser (Incorporated by reference from Exhibit 10.2 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997).

     10.28      Right to Purchase Agreement dated November 21, 1997, between
                AMC Entertainment, Inc., as Grantor, and Entertainment
                Properties Trust as Offeree (Incorporated by reference from Exhibit 10.3 of the Company's Current Report on Form 8-K
                (File No. 1-8747) filed December 9, 1997.)

     10.29      Lease dated November 21, 1997 between Entertainment
                Properties Trust, as Landlord, and American Multi-Cinema,
                Inc., as Tenant (Incorporated by reference from Exhibit 10.4 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997). (Similar leases have been entered into with respect to the following theatres: Mission Valley
                20, Promenade 16, Ontario Mills 30, Lennox 24, West Olive 16,
                Studio 30, Huebner Oaks 24, First Colony 24, Oak View 24,
                Leawood Town Center 20, South Burrington 30, Gulf Pointe 30,
                Cantera 30, Mesquite 30 and Hampton Town Center 24.


     10.30      Guaranty of Lease dated November 21, 1997 between AMC
                Entertainment, Inc., as Guarantor, and Entertainment
                Properties Trust, as Owner (Incorporated by reference from Exhibit 10.5 of the Company's Current Report on Form 8-K
                (File No. 1-8747) filed December 9, 1997, (Similar guaranties have been entered into with respect to the following theatres: Mission Valley 20, Promenade 16, Ontario Mills 30,
                Lennox 24, West Olive 16, Studio  30, Huebner Oaks 24, First
                Colony 24, Oak View 24, Leawood Town Center 20, South
                Burrigton 30, Gulf Pointe 30, Cantera 30, Mesquete 30 and
                Hampton Town Center 24.

     10.31      Promissory Note dated August 11, 1998, made by Peter C.
                Brown, payable to AMC Entertainment Inc. (Incorporated by reference from Exhibit 10.1 to the Company's Form 10-Q (File
                No. 1-8747) for the quarter ended October 1, 1998).

     10.32      Promissory Note dated September 14, 1998, made by Phillip M.
                Singleton, payable to AMC Entertainment Inc. (Incorporated by reference from Exhibit 10.2 to the Company's Form 10-Q (File
                No. 1-8747) for the quarter ended October 1, 1998).

     10.33      Employment agreement between AMC Entertainment Inc., American
                Multi-Cinema, Inc. and  Richard T. Walsh dated February 1,
                1999 (Incorporated by reference from Exhibit 10.4 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended
                December 31, 1998).

     10.34 AMC Entertainment Inc. 1994 Stock Option and Incentive Plan, as amended (Incorporated by reference from Exhibit 10.5 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended December 31, 1998).

     10.35 Form of Non-Qualified (Non-ISO) Stock Option Agreement used in November 13, 1998 option grants to Mr. Stanley H. Durwood,
                Mr. Peter C. Brown and Mr. Philip M. Singleton (Incorporated by reference from Exhibit 10.6 to the Company's Form 10-Q
                (File No. 1-8747) for the quarter ended December 31, 1998).

     *12.1      Computation of ratio of earnings to fixed charges

     *12.2      Computation of ratio of EBITDA to net interest expense.

     16         Letter regarding change in certifying accountant
                (Incorporated by reference from Exhibit 19.6 to the Company's
                Form 10-Q (File No. 0-12429) for the quarter ended July 2,
                1992).

     *21        Subsidiaries of AMC Entertainment Inc.

     *23.1 Consent of PricewaterhouseCoopers LLP to the use of their report of independent accountants.

     *23.2 Form of Consent of Lathrop & Gage L.C. to the use of their opinion filed as Exhibit 5.1 (Incorporated in Exhibit 5.1)
                (executed opinion to be filed by amendment).

     *23.3 Form of Consent of Cravath, Swaine & Moore to the use of their opinion filed as Exhibit 5.2 (Incorporated in Exhibit 5.2)
                (executed opinion to be filed by amendment).

     *24        Power of Attorney (included on signature page).

     **25       Statement of Eligibility and Authorization of The Bank of New
                York, Trustee.

     *99.1      Form of Letter of Transmittal.

     *99.2      Form of Notice of Guaranteed Delivery.

     *99.3      Form of Letter to Clients.

     *99.4      Form of Letter to Nominees.

_____________

*   Filed herewith
** To be filed by amendment